Exhibit 10.71

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of August 1, 2007

among

SOURCE INTERLINK COMPANIES, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

VARIOUS LENDERS,

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Runners,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent and Collateral Agent

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

$880,000,000 Senior Secured Term Loan Facility

i

4.4	No Conflict	59
4.5	Governmental Consents	59
4.6	Binding Obligation	59
4.7	Historical Financial Statements	59
4.8	Projections	60
4.9	No Material Adverse Change	60
4.10	Insurance	60
4.11	Compliance with Laws; Adverse Proceedings, etc.	60
4.12	Payment of Taxes	60
4.13	Properties	60
4.14	Environmental Matters	61
4.15	No Defaults	62
4.16	Governmental Regulation	62
4.17	Margin Stock	62
4.18	Labor Matters	62
4.19	ERISA Matters	62
4.20	Solvency	63
4.21	Intellectual Property	63
4.22	Status as Senior Debt	63
4.23	Disclosure	63
4.24	Use of Proceeds	64
4.25	Perfection of Security Interests	64
4.26	Purchase Documents; Representations and Warranties in Acquisition Agreement	65
4.27	Anti-Terrorism Law	65

SECTION 5.	AFFIRMATIVE COVENANTS

5.1	Financial Statements and Other Reports	66
5.2	Existence	70
5.3	Payment of Taxes and Claims	70
5.4	Maintenance of Properties	71
5.5	Insurance	71
5.6	Inspections	71
5.7	Lenders’ Meetings	71
5.8	Compliance with Laws	72
5.9	[Reserved]	72
5.10	Environmental Matters; Hazardous Activities, etc.	72
5.11	Subsidiaries	72
5.12	Additional Material Real Estate Assets	72
5.13	Further Assurances	73
5.14	Books	73
5.15	Cash Management	73

SECTION 6.	NEGATIVE COVENANTS

6.1	Indebtedness	75
6.2	Liens	76
6.3	[Reserved]	78
6.4	Restricted Junior Payments	78
6.5	Restrictions on Subsidiary Distributions	78

6.6	Investments	79
6.7	[Reserved]	80
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	80
6.9	Disposal of Subsidiary Interests	81
6.10	Sales and Lease-Backs	81
6.11	Transactions with Shareholders and Affiliates	81
6.12	Conduct of Business	82
6.13	Limitation on Issuance of Subsidiary Capital Stock	82
6.14	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.	82
6.15	Accounting Changes; Fiscal Year	83
6.16	Financial Covenant	83

SECTION 7.	GUARANTY

7.1	Guaranty of the Obligations	83
7.2	Limitation of Guaranty	84
7.3	Contribution	84
7.4	Liability of Guarantors Absolute	84
7.5	Waivers by Guarantors	86
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	87
7.7	Subordination of Other Obligations	87
7.8	Continuing Guaranty	87
7.9	Authority of Guarantors	87
7.10	Financial Condition of the Borrower	88
7.11	Default, Remedies	88
7.12	Bankruptcy, etc.	88
7.13	Waiver of Judicial Bond	89
7.14	Discharge of Guaranty upon Sale of Guarantor	89

SECTION 8.	EVENTS OF DEFAULT

8.1	Events of Default	89
8.2	[Reserved]	92
8.3	Rescission	92

SECTION 9.	AGENTS

9.1	Appointment of Agents; Authorization	92
9.2	Powers and Duties	93
9.3	General Immunity	93
9.4	Facility Agents Entitled to Act as Lenders	94
9.5	Representations, Warranties and Acknowledgment by Lenders	95
9.6	Right to Indemnity	95
9.7	Successor Facility Agents	96
9.8	Collateral Documents and Guaranty	97
9.9	Approved Electronic Communications	98
9.10	Collateral Matters Relating to Related Obligations	99
9.11	Withholding Taxes	100

SECTION 10.	MISCELLANEOUS

10.1	Notices	100
10.2	Expenses	101
10.3	Indemnity	102
10.4	Set-Off	103
10.5	Amendments and Waivers	103
10.6	Successors and Assigns; Participations	104
10.7	Independence of Covenants	107
10.8	Survival of Representations, Warranties and Agreements	107
10.9	No Waiver; Remedies Cumulative	107
10.10	Marshalling; Payments Set Aside	107
10.11	Severability	107
10.12	Obligations Several; Independent Nature of Lenders’ Rights	108
10.13	Headings	108
10.14	GOVERNING LAW	108
10.15	Consent to Jurisdiction; Service of Process	108
10.16	WAIVER OF JURY TRIAL	108
10.17	Confidentiality	109
10.18	Entire Agreement	109
10.19	Counterparts	109
10.20	Effectiveness	110
10.21	Patriot Act	110
10.22	Electronic Execution of Assignments	110
10.23	Reinstatement	110

APPENDICES:	B Notice Addresses

SCHEDULES:
	1.1(c)	Certain Acquisitions
	1.1(d)	Refinanced Indebtedness
	1.1(f)	Guarantors
	3.1(h)	Closing Date Mortgaged Properties
	3.1(s)	Vendors
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.26	Purchase Documents
	5.15(a)	Approved Deposit Accounts
	5.17	Post Closing Collateral Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Access Agreement
	L	Bailee’s Letter
	M	Joinder Agreement
	N	Intercreditor Agreement

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of August 1, 2007, is entered into by and among SOURCE INTERLINK COMPANIES, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto from time to time, CITICORP NORTH AMERICA, INC. (“CNAI”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”), and JPMORGAN CHASE BANK, N.A., as Syndication Agent (together with its permitted successors in such capacity, the “Syndication Agent”).

RECITALS:

WHEREAS, capitalized terms used in the Preamble and these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a term loan facility to the Borrower, in an aggregate amount not to exceed $880,000,000, the proceeds of which will be used on the Closing Date to finance the Purchase and the Refinancing and to pay fees and expenses in connection with the Transactions;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Second Priority Lien on the Current Asset Collateral and a First Priority Lien on the Fixed Asset Collateral; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Second Priority Lien on the Current Asset Collateral and a First Priority Lien on the Fixed Asset Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Debtor” as defined in the UCC.

“Accounts” as defined in the UCC.

“Acquired Business” means Enthusiast Media and its Subsidiaries.

“Acquired Indebtedness” means (a) with respect to any Person, Indebtedness existing at the time such Person becomes a Subsidiary of the Borrower or (b) Indebtedness assumed by the Borrower or a Subsidiary in a Permitted Acquisition; provided, that such Indebtedness (i) is unsecured or secured only by collateral of such Person granted prior to the consummation of any such Permitted Acquisition and (ii) was not incurred in anticipation of such Permitted Acquisition.

“Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of May 13, 2007, by and among PRIMEDIA Inc., Seller and the Borrower, together with all disclosure schedules and exhibits thereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition including all other payments by the Borrower or any of its Subsidiaries of purchase consideration in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at any time by the Borrower or any of its Subsidiaries, or if greater, the amount actually paid in cash in respect of such contingency.

“Acquisition Documents” means the collective reference to the Acquisition Agreement and the agreements, certificates, instruments and other documents required to be delivered in connection with the consummation of the transactions contemplated by the Acquisition Agreement

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(c).

“Affected Loans” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“After-Acquired Mortgaged Property” as defined in Section 5.12.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Affiliates” as defined in Section 9.9(c).

“Aggregate Amounts Due” as defined in Section 2.16.

“Agreement” means this Term Loan Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Applicable Margin” means (i) with respect to Initial Term Loans that are Eurodollar Rate Loans, a percentage per annum, equal to 3.25%; and (ii) with respect to Initial Term Loans that are Base Rate Loans, a percentage per annum, equal to 2.25%.

“Approved Counterparty” means each Agent, Lender or any Affiliate of an Agent or a Lender party to a Related Obligation Document (including any Person who is an Agent or a Lender (and any Affiliate thereof) (or an Agent, Lender or any Affiliate of a Facility Agent or a Lender (and any Affiliate thereof)  under the Revolving Credit Agreement) as of the Closing Date but subsequently, whether before or after entering into a Related Obligation Document, ceases to be an Agent or a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank.  “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Credit Party is obligated to, or otherwise chooses to, provide to any Agent pursuant to any Credit Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Credit Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing or Credit Extension, (ii) any notice pursuant to Sections 2.11 and 2.13 and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 3 or Section 2.3(b) or any other condition to any Borrowing or other Credit Extension hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), Sale and Leaseback Transaction, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of the Borrower’s Subsidiaries, in each case other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) leases of real property in the ordinary course of business, (iii) substantially worn, damaged or obsolete property disposed of in the ordinary course of business, (iv) returns of inventory, (v) the use of cash and Cash Equivalents in a manner not inconsistent with the provisions of the Agreement or the other Credit Documents and (vi) licenses or sublicenses of patents, trademarks, copyrights and other intellectual property in the ordinary course of business.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Revolving Loans at such time, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Authorized Officer” means, as applied to any Person, the principal executive officers, managing members or general partners of such Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its executive vice presidents (or the equivalent thereof), but, in any event, with respect to financial matters, such Person’s chief financial officer, treasurer, controller or senior vice president of corporate finance.

“Automotive.com” means Automotive.com, Inc., a Delaware corporation.

“Automotive.com Earn-Out Obligation” means the earn-out obligation pursuant to the Automotive.com Stockholders Agreement and the Automotive.com Stock Purchase Agreement.

“Automotive.com Put/Call Option” means the option to purchase, and the right to cause the sale of, certain shares of issued and outstanding common stock of Automotive.com not held by Enthusiast Media, as set forth in the Automotive.com Stockholders Agreement.

“Automotive.com Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of November 15, 2005 by and among PRIMEDIA Inc., a Delaware corporation, Automotive.com and each shareholder listed therein.

“Automotive.com Stockholders Agreement” means that certain Automotive.com Stockholders Agreement dated as of November 15, 2005 by and among PRIMEDIA Inc., a Delaware corporation, Automotive.com and each holder of common stock listed therein.

“Bailee’s Letter” means a letter substantially in the form of Exhibit L, with such amendments or modifications as may be approved by the Administrative Agent and executed by any Person (other than the Borrower and the Guarantors) that is in possession of otherwise Eligible Inventory (as defined in the Revolving Credit Agreement) on behalf of any Borrower or any Guarantor pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate and (ii) ½ of 1% plus the Federal Funds Effective Rate in effect on such day.  Any change in the Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective day of such change in Citibank’s base rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Blockage Notice” means a notice of “control” (as defined in the UCC) contemplated to be delivered pursuant to each Deposit Account Control Agreement.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all of the Borrower’s and its Subsidiaries’ now-owned or hereafter acquired books and records (including all of their records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of the Borrower’s and its Subsidiaries’ records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” as defined in the preamble hereto.

“Borrower’s Accountants” means BDO Seidman, LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Term Loan Commitments.

“Bridge Loan Agreement” means the Senior Subordinated Bridge Loan Agreement dated as of the Closing Date among the Borrower, Citicorp North America, Inc., as administrative agent, and the other agents and lenders party thereto.

“Bridge Loan Documents” means the collective reference to the Bridge Loan Agreement and the other Loan Documents as defined in the Bridge Loan Agreement, including each guarantee and the notes issued thereunder.

“Bridge Loans” means (i) the senior subordinated unsecured term loans of the Borrower in an aggregate principal amount of $465,000,000 made on the Closing Date under the Bridge Loan Agreement and (ii) any “Term Loans” or “Exchange Notes” referred to therein for which or into which such loans may be converted, replaced or exchanged at the option of the Borrower or the holders thereof pursuant to the terms of the Bridge Loan Agreement.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i)

and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” as defined in the definition of “Fixed Charge Coverage Ratio.”

“Capital Expenditures” means, for any period for any Person, the aggregate of all expenditures of such Person during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of such Person, including capitalized display rack costs.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, equity interests or other equivalents  (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Collateral Agent from time to time in its sole discretion to receive Cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Credit Parties or Persons acting on their behalf pursuant to the Credit Documents, (b) with such depositaries and securities intermediaries as the Collateral Agent may determine in its sole discretion, (c) in the name of the Collateral Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the control of the Collateral Agent and (e) in the case of a Securities Account, with respect to which the Collateral Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Obligations” has the meaning set forth in the Revolving Credit Agreement.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means:

(i)                                     any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Yucaipa and/or its Controlled Investment Affiliates (a) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; or

(ii)                                  at any time, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Persons who either (a) were members of the board of directors of the Borrower on the Closing Date or (b) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose appointment or nomination for election was previously approved by a majority of such directors (including by approval of the proxy statement in which such individual is named as a nominee for director).

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means August 1, 2007, the date on which all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 3.1.

“Closing Date Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan on the Closing Date and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $880,000,000.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(h)(i).

“CNAI” as defined in the preamble hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which Liens are purported to be granted pursuant to any of the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means a Landlord Access Agreement, Bailee Letter, mortgagee waiver or acknowledgement agreement of a lessor, mortgagee, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s

Books, Equipment or Inventory, in each case, in form and substance satisfactory to the Administrative Agent.

“Collateral Agent” means CNAI in its capacity as collateral agent for the Secured Parties.

“Collateral Documents” means the Pledge and Security Agreement, the Perfection Certificate, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreements, each Guaranty, the Vendor Intercreditor Agreements, the Collateral Access Agreements, the Consignment Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of such Credit Party as security for the Obligations.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, as to each Lender, its Term Loan Commitment.

“Commodity Account” has the meaning given to such term in the UCC.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Concentration Account” as defined in the Revolving Credit Agreement.

“Consignment Agreement” means a Consignment Agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, made by a consignee of a Credit Party’s Inventory in favor of Collateral Agent.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to:

(i)                                     the sum, without duplication (and except with respect to clause (i)(a), to the extent not already added in the calculation of Consolidated Net Income) of the amounts for such period of:

(a)                                  Consolidated Net Income;

(b)                                 Consolidated Interest Expense;

(c)                                  provisions for taxes based on income;

(d)                                 total depreciation expense;

(e)                                  total amortization expense(including amortization associated with capitalized display rack costs and the recognition of such costs as a deferred cost asset amortized as contra revenue);

(f)                                    extraordinary or unusual non-recurring charges, expenses or losses, including, without limitation, losses and charges from discontinued titles;

(g)                                 stock option based compensation expenses and non-cash compensation expenses relating to Automotive.com;

(h)                                 cash fees and expenses incurred in connection with the Transactions, Permitted Acquisitions and the incurrence of Indebtedness of the type described in clause (i) of the definition thereof;

(i)                                     management fees and expenses permitted to be paid in accordance with Section 6.11;

(j)                                     non-recurring restructuring, severance, relocation, facility closure and integration costs in connection with (i) the Transactions and certain acquisitions consummated prior to the Closing Date and listed on Schedule 1.1(c) hereto and (ii) any Permitted Acquisition; provided that with respect to clause (ii), (A) such costs shall be in an amount not to exceed ten percent (10%) of Consolidated Adjusted EBITDA for such period (as determined prior to giving effect to any amount added to Net Income in calculating Consolidated Adjusted EBITDA for such period pursuant to this clause (j)), and (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such cost and stating that such cost is a non-recurring restructuring, severance, reduction, facility closure or integration cost in connection with the Transactions, such Permitted Acquisition or such acquisition specified on Schedule 1.1(c) hereto, as the case may be;

(k)                                  other non-Cash charges, expense or losses reducing Consolidated Net Income including, but not limited to, non-Cash impairment charges, non-Cash charges relating to the conversion of any customer to Scan-Based Trading and charges or adjustments arising from subscriptions sold by Enthusiast Media prior to the Closing Date (excluding any such non-Cash charge, expense or loss to the extent that it represents an accrual or reserve for potential Cash expenses in any future period or amortization of a prepaid Cash expense that was paid in a prior period); and

(l)                                     non-interest losses from any Hedge Agreements,

minus

(ii)                                  the sum, without duplication (and to the extent not already deducted in the calculation of Consolidated Net Income), of the amounts for such period of:

(a)                                  interest income;

(b)                                 any credit for income tax;

(c)                                  gains or income from extraordinary, unusual or non-recurring items for such period including gains recognized in connection with the sale of any assets outside the ordinary course of business;

(d)                                 other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period) (other than the accrual of revenue in the ordinary course); and

(e)                                  non-interest gains from any Hedge Agreements.

Notwithstanding the foregoing, it is agreed that Consolidated Adjusted EBITDA for the Fiscal Quarters ended October 31, 2006, January 31, 2007 and April 30, 2007 shall be $52.3 million, $54.1 million and $45.5 million, respectively.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, less interest on any debt paid by the increase in the principal amount of such debt during such period, including by issuance of additional debt of such kind.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Excess Cash Flow” means, for any period (without duplication of prior periods), an amount (if positive) equal to:

(a)                                  the sum, without duplication, of the amounts for such period of

(i)                                     Consolidated Adjusted EBITDA,

(ii)                                  the Consolidated Working Capital Adjustment,

(iii)                               an amount equal to any income or gain included in Consolidated Net Income or excluded pursuant to clauses (d), (e) or (f) thereof but excluded from the calculation of Consolidated Adjusted EBITDA by virtue of the definition thereof to the extent realized in cash,

(iv)                              cash interest income of the Borrower and its Subsidiaries, minus

(b)                                 the sum, without duplication, of the amounts for such period of

(i)                                     Consolidated Cash Interest Expense,

(ii)                                  provisions for current taxes based on income of the Borrower and its Subsidiaries and payable in cash with respect to such period,

(iii)                               voluntary and scheduled cash principal payments on the Loans during such period and cash principal payments on the Revolving Loans during such periods to the extent commitments in respect thereof are correspondingly and permanently reduced,

(iv)                              scheduled and mandatory cash principal payments made by the Borrower or any of its Subsidiaries during such period on Indebtedness (other than the Loans and the Indebtedness under the Revolving Credit Agreement) to the extent such other Indebtedness is permitted by this Agreement,

(v)                                 cash used during such period to consummate a Permitted Acquisition, an Investment permitted hereunder or Capital Expenditures permitted hereunder, in each case, to the extent not financed with the proceeds of long-term Indebtedness, equity issuances, asset sales or other proceeds from a financing transaction that would not be included in Consolidated Adjusted EBITDA,

(vi)                              an amount equal to the amount of all cash expenses, charges and losses that are added back to Consolidated Adjusted EBITDA by virtue of the definition thereof,

(vii)                           earnout obligations including the Automotive.com Earn-Out Obligation, in each case to the extent paid in cash, and

(viii)                        cash payments that reduce long term liabilities not constituting Indebtedness that occur as a result of purchase accounting adjustments in respect of acquisitions, to the extent such payments are not otherwise added back in the calculation of Consolidated Adjusted EBITDA.

 “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense, (ii) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (iii)                 all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock made during such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest, interest in respect of original issue discount and interest imputed on Attributable Indebtedness) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.9 payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (to the extent included in(i)) the sum of (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales outside the ordinary course or returned surplus assets of any Pension Plan, (e) any after-tax income or loss from discontinued operations and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means with respect to the Borrower and its Subsidiaries, as at any date of determination, Indebtedness of the type specified in clauses (i), (ii) and (iii) of the definition of “Indebtedness” and non-contingent obligations of the type specified in clause (vi) of such definition and clause (x)(a) of such definition (to the extent such obligations under clause (x)(a) relate to Indebtedness of the type described in clauses (i), (ii) and (iii) of such definition), determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary.  “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Control Agreement” has the meaning given such term in the Pledge and Security Agreement.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in the Borrower or other portfolio companies of such person.

“Conversion/Continuation Date” means the effective date of a continuation or conversion of a Loan, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.11.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Intercreditor Agreement, the Collateral Documents and the Fee Letter.

“Credit Extension” means the making of a Loan.

“Credit Party” means, collectively, the Borrower and the Guarantors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Current Asset Collateral” as defined in the Intercreditor Agreement.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” as defined in the UCC.

“Deposit Account Bank” means Wachovia Bank, National Association or a financial institution selected or approved by the Administrative Agent.

“Deposit Account Control Agreement” as defined in the Pledge and Security Agreement.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the 90th day after the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any customary method of determination it deems appropriate.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) any Agent, any Lender, any Affiliate of any Agent or Lender, any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and any Federal Reserve Bank, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity which extends credit or buys loans as one of its businesses; provided no Affiliate of the Borrower or Yucaipa shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates could incur liability.

“Enthusiast Media” means PRIMEDIA Enthusiast Media, Inc., a Delaware corporation.

“Entitlement Holder” has the meaning given such term in the UCC.

“Entitlement Order” has the meaning given such term in the UCC.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare and natural resources, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Reports” means, for each material Facility owned or operated by the Borrower or any Subsidiary, reports and other information regarding environmental matters relating to such Facility, including Phase I Reports, each in form, scope and substance reasonably satisfactory to the Agents.

“Equipment” means equipment (as that term is defined in the UCC), and includes machinery, machine tools, motors, furniture and furnishings (but excluding fixtures), vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) (or Section 430(j) of the Internal Revenue Code, as amended by the Pension Protection Act of 2006) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the incurrence by the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan for a period equal to such Interest Period.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” as defined in the Revolving Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Agent” means, collectively, the Administrative Agent, Collateral Agent and Syndication Agent.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business

Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a lender, on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the Amended and Restated Fee Letter dated as of June 15, 2007 among CGMI, JPMCB, JPMSI and the Borrower.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, controller or senior vice president of corporate finance of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Fixed Asset Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien which is junior in priority to the Collateral Agent’s Lien on such Collateral.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on January 31 of each calendar year or such other date as the Borrower may otherwise determine and that is reasonably satisfactory to the Administrative Agent.

“Fixed Asset Collateral” means all assets of the Credit Parties other than Current Asset Collateral.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated Adjusted EBITDA for such period to (ii) the Consolidated Fixed Charges for such period.  In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Capital Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Capital Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the reference period.  If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition, asset disposition, discontinued operation or operational change, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation or operational change, for purposes of determining compliance with the Fixed Charge Coverage Ratio and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12-month period following the consummation thereof and, are estimated on a good faith basis by the Borrower; provided, however, (i) that the pro forma effect of all such adjustments arising out of the Transactions and certain acquisitions consummated prior to the Closing Date and listed on Schedule 1.1(c) hereto on Consolidated Adjusted EBITDA for Fiscal Quarter ending prior to the Closing Date have been fully reflected in the stipulated amounts for such Fiscal Quarters set forth in the definition of “Consolidated Adjusted EBITDA” and no such further adjustment in respect of such transactions shall be made pursuant to this paragraph; and (ii) that the aggregate amount of any such adjustments other than in respect of the Transactions and such transactions listed on Schedule 1.1(c) hereto shall not exceed five percent (5%) of Consolidated Adjusted EBITDA of the Borrower in any reference period.  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Obligation arising under any Hedge Agreement applicable to such Indebtedness).  Interest on Indebtedness with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Indebtedness with respect to Capital Leases in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General Intangible” means general intangible (as that term is defined in the UCC).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of the Borrower named in Schedule 1.1(f) or becomes party hereto at anytime after the Closing Date pursuant to Section 5.11 or otherwise, that guarantees all or any part of the Obligations.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7 and any other guaranty executed and delivered by a Guarantor in favor of the Administrative Agent for the benefit of the Lenders and the other Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means a Swap Contract entered into with an Approved Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of the Borrower’s or any of its Subsidiaries’ businesses.

“Historical Financial Statements” means as of the Closing Date, (i)(A) the audited financial statements of the Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (B) the unaudited financial statements of the Borrower and its Subsidiaries as at the most recent Fiscal Quarter ended not less than 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date and (ii)(A) the audited financial statements of Enthusiast Media and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (B) the unaudited financial statements of Enthusiast Media and its Subsidiaries as at the most recent Fiscal Quarter ended not less than 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Immaterial Subsidiary” means any Subsidiary that has no revenues and that has total assets (including the capital stock of other Subsidiaries), but excluding goodwill, of less than $2,000,000 for all such Subsidiaries.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lender” as defined in Section 2.22.

“Incurrence Test” means a Fixed Charge Coverage Ratio of no greater than 2.0 to 1.0 as of the date of the event giving rise to the application of the Incurrence Test.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Capital Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock), (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (viii) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; and (xii) all Attributable Indebtedness; provided, for the avoidance of doubt, future payment obligations under operating leases (as that term is defined under GAAP) shall not be deemed Indebtedness; provided, further, for the purposes of this Agreement, the Automotive.com Earn-Out Obligation and any obligations related to the Automotive.com Put/Call Option shall not be deemed Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees) arising out of or relating to action, investigation, suit or proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Initial Term Loans” means the term loans made on the Closing Date by each Lender to the Borrower pursuant to Section 2.1(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of August 1, 2007, among the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent and the Term Loan Collateral Agent in the form attached hereto as Exhibit N.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the first Business Day of each Fiscal Quarter commencing on September 30, 2007 and the Term Loan Maturity Date and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Term Loan Maturity Date; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or, if available to all Lenders, one week or nine or twelve months), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means inventory (as that term is defined in the UCC).

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joinder Agreement” means an agreement substantially in the form of Exhibit M.

“Joint Lead Arrangers” means CGMI and JPMSI, in their capacities as joint lead arrangers and joint bookrunners for the Term Loan Facility.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” means JPMorgan Chase Bank, N.A.

“JPMSI” means J.P. Morgan Securities, Inc.

“Landlord Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be reasonably satisfactory to the Administrative Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means, collectively, the Initial Term Loans and each series of New Term Loans.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, financial condition, results of operations of the Borrower and its Subsidiaries taken as a whole; (ii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iii) the rights and remedies available to any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) in the case of Real Estate Assets on the Closing Date, each fee-owned Real Estate Asset and (ii) in the case of Real Estate Assets acquired or constructed after the Closing Date, each fee-owned Real Estate Asset having a fair market value in excess of $2,500,000 as of the date of the acquisition or completion of construction thereof.

“Moody’s” means Moody’s Investor Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” means a Closing Date Mortgaged Property or an After-Acquired Mortgaged Property.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means the National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate (it being understood that the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” required by Item 303 of Regulation S-K under the Securities Act shall constitute a satisfactory Narrative Report).

“Net Asset Sale Proceeds” means, with respect to any Asset Sale in respect of Fixed Asset Collateral, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale.

 “Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Issuance Proceeds”  means an amount equal to the excess of (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred by the Borrower or such Subsidiary in connection with such issuance.

“New Lender” as defined in Section 2.24.

“New Term Loans” as defined in Section 2.24.

“New Term Loan Commitments” as defined in Section 2.24.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Consenting Lenders” as defined in Section 2.22.

“Non-US Lender” as defined in Section 2.19(e).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party under the Credit Documents and the Related Obligation Documents, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Credit Document or Related Obligation Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, Secured Party Expenses, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Tax” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made or required to be made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permanent Financing” means the issuance by the Borrower of (i) any unsecured Indebtedness refinancing the Bridge Loans described in clause (i) of the definition thereof and which (x) matures not less than 180 days after the final maturity of the Term Loans and (y) would satisfy clause (a) of the proviso to the definition of “Permitted Refinancing” with respect to the Bridge Loans described in clause (i) of the definition thereof or (ii) Capital Stock (other than Disqualified Capital Stock) of the Borrower for cash, in each case solely to the extent the Net Issuance Proceeds of such issuance are applied to repay the then outstanding Bridge Loans described in clause (i) of the definition thereof, together with accrued and unpaid interest thereon and fees and expenses related to such repayment.

 “Permitted Acquisition” means any Acquisition by the Borrower or any of its wholly-owned Subsidiaries; provided that:

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          in the case of the Acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such Acquisition shall be owned 100% by a Borrower or a Guarantor thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 5.11 and/or 5.12, as applicable;

(iv)          the Borrower and its Subsidiaries shall be in compliance with the Incurrence Test and the covenant set forth in Section 6.16 after giving effect to such Acquisition;

(v)           the Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days prior to such proposed Acquisition, a Compliance Certificate evidencing compliance with the Incurrence Test as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with the Incurrence Test;

(vi)          the Excess Availability, determined on a pro forma basis after giving effect to such Acquisition, shall not be less than $100,000,000;

(vii)         with respect to any transaction involving Acquisition Consideration of more than $25,000,000, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent and the Lenders with audited historical financial statements of the person or business to be acquired, if available, and unaudited financial statements thereof for the most recent interim period which are available;

(viii)        any business or lines of business of any Person or assets or division acquired in accordance herewith shall be permitted by Section 6.12; and

(ix)           the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn).

“Permitted Asset Swap” means any transfer of property or assets by the Borrower or any of its Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a business or business activity permitted under Section 6.12; provided that the aggregate fair market value of all such property or assets being transferred by the Borrower or such Subsidiary since the Closing Date (x) shall not exceed $25,000,000 in the aggregate and (y) is not greater than the aggregate fair market value of the property or assets received by the Borrower or such Subsidiary in such exchange; provided further that such market value of the property or assets being transferred or received by the Borrower or such Subsidiary shall be made in good faith by management of the Borrower.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment in accordance with customary business practices for comparable asset based lending transactions.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended, and the final maturity thereof is equal to or later than the Indebtedness being refinanced or extended; provided, that (a) such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the principal amount of Indebtedness being renewed, extended or refinanced plus interest, premium and reasonable transaction costs and fees and expenses, if any, paid in connection with such renewal extension or refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom and (b) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended.

 “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility,  a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process, E 1527, as amended, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Facility Agents, (iii) includes an assessment of asbestos containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of the Borrower’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” as defined in Section 9.9(a).

“Pledge and Security Agreement” means an agreement, substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time, executed by the Borrower and each Guarantor.

“Pledge and Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Pledge and Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Preferred Stock” means, with respect to any person, any and all preferred or preference Capital Stock (however designated) of such person whether now outstanding or issued after the Closing Date.

“Principal Office” means, for the Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Proceeds” has the meaning given such term in the UCC.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure of that Lender by (B) an amount equal to the sum of the aggregate Term Loan Exposure of all Lenders.

“Purchase” means the acquisition by the Borrower of the Acquired Business pursuant to the Acquisition Agreement.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned, leased or otherwise held by any Credit Party in any real property.

“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness and other obligations set forth on Schedule 1.1(d) of the Borrower or any of its Subsidiaries on the Closing Date.

“Register” as defined in Section 2.6(c).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reinvestment Notice” as defined in Section 2.14(a).

“Related Agreements” means, collectively, the Acquisition Agreement and the Yucaipa Management Agreement.

“Related Fund” means, with respect to any Lender, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Obligation Document” means, collectively, each Hedge Agreement and each Cash Management Document.

“Related Obligations” as defined in Section 9.10.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50% of the sum of the aggregate Term Loan Exposure (other than Protective Advances) of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of August 1, 2007, among the Borrower, the Guarantors, the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Collateral Agent, the financial institutions party thereto and JPMorgan Chase Bank, N.A.., as syndication agent, and Wachovia Bank, National Association and Wells Fargo Foothill, Inc., as co-documentation agents together with any agreements or instruments entered into from time to time in connection with any refinancing, restatement, replacement or refunding, in whole or in part, of the obligations incurred thereunder.

“Revolving Credit Documents” has the meaning given to the term “Credit Documents” in the Revolving Credit Agreement.

“Revolving Credit Facility” as defined in the Revolving Credit Agreement.

“Revolving Credit Facility Administrative Agent” means Citicorp, in its capacity as administrative agent under the Term Loan Agreement, together with its permitted successors in such capacity.

“Revolving Credit Facility Collateral Agent” means Citicorp, in its capacity as collateral agent under the Revolving Credit Agreement, together with its permitted successors in such capacity.

“Revolving Credit Facility Secured Parties” has the meaning given to the term “Secured Parties” in the Revolving Credit Agreement.

“Revolving Loans” means the loans made to the Borrower pursuant to the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transactions” as defined in Section 6.10.

“Scan-Based Trading” means an arrangement between a distributor and a retailer whereby goods are delivered by the distributor to the retailer and the retailer is under no obligation to pay for any such good until such time as a retail customer purchases such good from the retailer or such good is not timely returned to the distributor.

“Second Priority” means, with respect to any Lien purported to be created in any Current Asset Collateral pursuant to any Collateral Document, that such Lien is subordinated solely to the Liens on such Collateral created by the Revolving Credit Documents and any Permitted Lien.

“Secured Parties” means, collectively, the Lenders, the Facility Agents and each Approved Counterparty.

“Secured Party Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Credit Party or its Subsidiaries under any of the Credit Documents that are paid, advanced, or incurred by the Secured Parties, (b) fees or charges paid or incurred by the Administrative Agent or Collateral Agent in connection with the Secured Parties’ transactions with the Credit Parties or their Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, and appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), (c) costs and expenses incurred by the Administrative Agent in the disbursement of funds to or for the account of Borrower or other Secured Parties (by wire transfer or otherwise), (d) charges paid or incurred by the Administrative Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Secured Parties to correct any default or enforce any provision of the Credit Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of the Administrative Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) per diem expenses and out-of-pocket expenses of the Administrative Agent’s internal field examiners, (h) reasonable costs and expenses of third-party claims or any other suit paid or incurred by the Secured Parties in enforcing or defending the Credit Documents or in connection with the transactions contemplated by the Credit Documents or the Secured Parties’ relationship with any Credit Party or any Subsidiary of a Credit Party, (i) the Administrative Agent’s, Collateral Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Credit Documents, and (j) the Administrative Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any Credit Party or any Subsidiary of a Credit Party or in exercising rights or remedies under the Credit Documents), or defending the Credit Documents, irrespective of whether suit is brought, or in taking any remedial action concerning the Collateral.  All out-of-pocket expenses of the Lenders, Collateral Agent and/or Administrative Agent payable by the Credit Parties shall be set forth in a reasonably detailed invoice.  The Borrower will have access to any Inventory appraisal for which Borrower has reimbursed the Lenders, the Administrative Agent or the Collateral Agent for the costs therefor.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Seller” means Consumer Source Inc., a Delaware corporation.

“Senior Secured Leverage Ratio” means, at any date of determination, the ratio of (i) (x)Consolidated Total Debt (other than Revolving Loans) that is secured by any assets of the Borrower or any of its Subsidiaries on such date plus (y) the average of Revolving Loans outstanding on the end of each of the four immediately preceding Fiscal Quarters (or if such date of determination occurs during the three Fiscal Quarters after the Closing Date, the Loans outstanding on such date) to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated indebtedness and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the reference period.  If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition, asset disposition, discontinued operation or operational change, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation or operational change, for purposes of determining compliance with the Senior Secured Leverage Ratio and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12-month period following the consummation thereof and, are estimated on a good faith basis by the Borrower; provided, however, (i) that the pro forma effect of all such adjustments arising out of the Transactions and certain acquisitions consummated prior to the Closing Date and listed on Schedule 1.1(c) hereto on Consolidated Adjusted EBITDA for Fiscal Quarters ending prior to the Closing Date have been fully reflected in the stipulated amounts for such Fiscal Quarters set forth in the definition of “Consolidated Adjusted EBITDA” and no such further adjustment in respect of such transactions shall be made pursuant to this paragraph; and (ii) that the aggregate amount of any such adjustments other than in respect of the Transactions and such transactions listed on Schedule 1.1(c) hereto shall not exceed five percent (5%) of Consolidated Adjusted EBITDA of the Borrower in any reference period.  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

 “Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Credit Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, further, until the exercise of the Automotive.com Put/Call Option and the closing of the share purchase pursuant thereto, Automotive.com shall not be deemed a Subsidiary of any Credit Party.

“Swap Contract” means, collectively, each Interest Rate Agreement and each Currency Agreement.

“Swap Termination Value” means, in respect of any Swap Contract after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Agent or any Lender).

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (other than a business arising from or deemed to arise from this Agreement or any other Credit Document or any of the transactions contemplated hereunder or thereunder) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person.

“Term Loan Commitment” means, as the context requires, the Closing Date Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Exposure” means, as the context requires, (a) in the case of the Lenders that made the Initial Term Loans on the Closing Date, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided at any time prior to the making of the Initial Term Loans, the Term Loan Exposure of any such Lender shall be equal to such Lender’s Closing Date Term Loan Commitment; and (b) in the case of the New Lenders, as of any date of determination, the outstanding principal amount of the New Term Loans of such New Lender; provided at any time prior to the making of such New Term Loans, the Term Loan Exposure of any such Lender shall be equal to such Lender’s New Term Loan Commitment; and (c) in the case of all Lenders, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided at any time prior to the making of the Loans, the Term Loan Exposure of such Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Loans.

“Term Loan Maturity Date” means (A) with respect to the Initial Term Loans, the earlier of (i) the 7th anniversary of the Closing Date and (ii) the date that all Initial Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise and (B) with respect to the New Term Loans, the earlier of (i) the stated maturity date of any series of New Term Loans, as specified in the applicable Joinder Agreement and (b) the date that such New Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

 “Terminated Lender” as defined in Section 2.22.

“Title Policy” as defined in Section 3.1(h)(iii).

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) (x) Consolidated Total Debt (other than Revolving Loans)as of such date plus (y) the average of Revolving Loans outstanding at the end of each of the four immediately preceding Fiscal Quarters to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated indebtedness and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the reference period.  If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition, asset disposition, discontinued operation or operational change, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation or operational change, for purposes of determining compliance with the Senior Secured Leverage Ratio and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12-month period following the consummation thereof and, are estimated on a good faith basis by the Borrower; provided, however, (i) that the pro forma effect of all such adjustments arising out of the Transactions and certain acquisitions consummated prior to the Closing Date and listed on Schedule 1.1(c) hereto on Consolidated Adjusted EBITDA for Fiscal Quarters ending prior to the Closing Date have been fully reflected in the stipulated amounts for such Fiscal Quarters set forth in the definition of “Consolidated Adjusted EBITDA” and no such further adjustment in respect of such transactions shall be made pursuant to this paragraph; and (ii) that the aggregate amount of any such adjustments other than in respect of the Transactions and such transactions listed on Schedule 1.1(c) hereto shall not exceed five percent (5%) of Consolidated Adjusted EBITDA of the Borrower in any reference period.  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Transaction Documents” means the Acquisition Documents, the Revolving Credit Documents, Bridge Loan Documents and the Credit Documents.

“Transactions” means the Purchase, the Refinancing, the initial borrowings under the Revolving Credit Agreement, the Bridge Loan Agreement and this Agreement, and the payments of fees, commissions and expenses in connection with each of the foregoing.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Vendor” means each vendor that sells Inventory and extends trade credit to one or more Credit Parties from time to time and has a Lien on any such Inventory.

“Vendor Agreements” means the Vendor Supply Agreements and the Vendor Security Agreements.

“Vendor Intercreditor Agreement” means any intercreditor agreement entered into by and between the Collateral Agent and a Vendor, in form and substance satisfactory to the Administrative Agent.

“Vendor Lien” means a Lien of a Vendor solely on certain Inventory of one or more Credit Parties as more precisely described in and granted pursuant to the applicable Vendor Security Agreement.

“Vendor Security Agreement” means a security agreement between one or more Credit Parties and a Vendor, regarding a Lien solely on certain Inventory of one or more Credit Parties.

“Vendor Supply Agreement” means each agreement (excluding purchase orders) executed by one or more Credit Parties and a Vendor regarding current and future trade terms.

“Yucaipa” means The Yucaipa Companies LLC, a Delaware limited liability company.

“Yucaipa Management Agreement” means that certain Consulting Agreement dated as of February 28, 2005, between Yucaipa and the Borrower, as may be amended from time to time.

1.2                                 Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Section 6 that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made.

1.3                                 Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.  References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.  The terms “Lender,” “Administrative Agent,” “Collateral Agent,” “Syndication Agent,” “Facility Agent” and “Agent” include, without limitation, their respective successors.  Upon the appointment of any successor Facility Agent pursuant to Section 9.7, references to

Citibank in the definitions of Base Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as such Facility Agent or one of its Affiliates if it so designates.

1.4                                 Conversion of Foreign Currencies.

(a)                                  Dollar Equivalents.  The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error.  The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Credit Party in any document delivered to the Administrative Agent.  The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own reasonable discretion or upon the request of any Lender.

(b)                                 Rounding-Off.  The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

SECTION 2.                                      LOANS

2.1                                 Initial Term Loans.

(a)                                  Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrower in an amount equal to such Lender’s Closing Date Term Loan Commitment.  The Borrower may make only one borrowing under the Closing Date Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11, 2.12 and 2.13, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Term Loan Maturity Date.  Each Lender’s Closing Date Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Loan Commitment on such date.

(b)                                 Borrowing Mechanics for Initial Term Loans.

(i)                                     The Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (i) in the case of Base Rate Loans, 1 Business Day and (ii) in the case of Eurodollar Rate Loans, 3 Business Days, in each case, prior to the Closing Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed Borrowing.

(ii)                                  Each Person that is a Lender on the Closing Date shall make its Initial Term Loan available to the Administrative Agent not later than 11:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by the Borrower.

2.2                                 [Reserved].

2.3                                 [Reserved]

2.4                                 Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Initial Term Loan of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.5                                 Use of Proceeds.  The proceeds of the Initial Term Loans made on the Closing Date shall be used by the Borrower (and, to the extent distributed to them by any Borrower, each other Credit Party) solely to finance the Transactions.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.6                                 Repayment of Loans; Evidence of Debt; Register; Lenders’ Books and Records.

(a)                                  [Reserved].

(b)                                 Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided further in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(c)                                  Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Loans of each Lender from time to time and any Notes issued by the Borrower pursuant to Section 2.6(d) evidencing such Loans (the “Register”).  The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower or any Lender (solely with respect to the Obligations owing to such Lender) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan.  The Borrower hereby designates CNAI to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Borrower hereby agrees that, to the extent CNAI serves in such capacity, CNAI and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d)                                 Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date

(or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Initial Term Loan.

2.7                                 Interest on Loans.

(a)                                  Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)                                  if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

(b)                                 The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan will automatically convert into a Eurodollar Rate Loan with an Interest Period of one month beginning on such date.

(c)                                  In connection with Eurodollar Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically continued as a Eurodollar Rate Loan with an Interest Period of one month beginning on the last day of the then-current Interest Period for such Loan or (if outstanding as a Base Rate Loan will be automatically converted into (or if not then outstanding will be made as) a Eurodollar Rate Loan with an Interest Period of one month.  In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Payment Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)                                 Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans and Base Rate Loans where the Base Rate is determined pursuant to clause (ii) of the definition of “Base Rate”, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)                                    [Reserved]

(g)                                 [Reserved]

(h)                                 The Borrower hereby authorizes the Administrative Agent, from time to time, without prior notice to the Borrower, to charge such interest and fees, all Secured Party Expenses (as and when incurred), the charges, commissions, fees, the fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Credit Document to the Borrower, which amounts thereafter shall constitute Loans hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded and shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to Loans that are Base Rate Loans hereunder.

2.8                                 Conversion/Continuation.

(a)                                  Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i)                                     to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)                                 The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than noon (New York City time) on the date of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c)                                  Notwithstanding anything to the contrary in the foregoing, no conversion in whole or in part to a Eurodollar Rate Loan shall be permitted at any time at which (i) a Default or Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.17.

2.9                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10                           Fees.  The Borrower agrees to pay to the Joint Lead Arrangers and the Agents such fees in the amounts and at the times separately agreed upon.

2.11                           Voluntary Prepayments.  The Borrower may prepay the outstanding principal amount of the Loans at any time and from time to time, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.17(d); and, provided further that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof.  Each such partial prepayment shall be applied ratably to the Initial Term Loans and each series of New Term Loans, to the installments of the outstanding principal amount thereof in such order of application as selected by the Borrower, and within each such tranche, ratably to the Lenders in respect thereof.  Any such prepayment shall be made upon at least one Business Day’s prior notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree) in the case of Base Rate Loans and at least three Business Days’ prior notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree) in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by posting to the Platform or by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, that any such prepayment may, subject to the Borrower’s payment of any amounts required to be paid in connection therewith pursuant to Section 2.17(d) as a result of such Loan not being prepaid on the date specified in such notice, be conditioned on the receipt of proceeds of new Indebtedness

2.12                           Scheduled Payments.

(a)                                  Scheduled Installments.  The principal amounts of the Initial Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the dates set forth below, commencing on October 31, 2007:

INSTALLMENT PAYMENT DATE	INSTALLMENT AMOUNT
October 31, 2007	$2,200,000
January 31, 2008	$2,200,000
April 30, 2008	$2,200,000
July 31, 2008	$2,200,000
October 31, 2008	$2,200,000
January 31, 2009	$2,200,000
April 30, 2009	$2,200,000
July 31, 2009	$2,200,000
October 31, 2009	$2,200,000
January 31, 2010	$2,200,000
April 30, 2010	$2,200,000
July 31, 2010	$2,200,000
October 31, 2010	$2,200,000
January 31, 2011	$2,200,000
April 30, 2011	$2,200,000
July 31, 2011	$2,200,000
October 31, 2011	$2,200,000
January 31, 2012	$2,200,000
April 30, 2012	$2,200,000
July 31, 2012	$2,200,000
October 31, 2012	$2,200,000
January 31, 2013	$2,200,000
April 30, 2013	$2,200,000
July 31, 2013	$2,200,000
October 31, 2013	$2,200,000
January 31, 2014	$2,200,000
April 30, 2014	$2,200,000
Term Loan Maturity Date	$820,600,000

; provided in the event any New Term Loans are made, such New Term Loans shall be repaid on each scheduled payment date specified above occurring on or after the applicable Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Term Loans of the applicable series of New Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Loans being repaid on such scheduled payment date to (z) the total aggregate principal amount of all other Loans outstanding on such Increased Amount Date.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.11 and 2.13, as applicable; and (y) the Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.13                           Mandatory Prepayments.

(a)                                  Asset Sales.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of $5,000,000 since the later of (x) the date of this Agreement and (y) the last mandatory prepayment pursuant to this Section 2.13(a)  (other than any such Net Asset Sale Proceeds which would also constitute Net Insurance/Condemnation

Proceeds) with respect to (i) Fixed Asset Collateral while commitments are still in effect under the Revolving Credit Agreement (including any extension, replacement, renewal or refinancing with an asset based facility based on the Current Collateral) and (ii) with respect to all Collateral thereafter, the Borrower shall prepay the Loans as set forth in Section 2.14(a) in an aggregate amount equal to such Net Asset Sale Proceeds; provided so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds in productive assets of the general type used in the business of the Borrower and its Subsidiaries (including Permitted Acquisitions) within three hundred and sixty days of receipt of such Net Asset Sale Proceeds.

(b)                                 Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or the Collateral Agent, as loss payee, of any Net Insurance/Condemnation Proceeds with respect to Fixed Asset Collateral, the Borrower shall prepay the Loans as set forth in Sections 2.14(a) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more Subsidiaries, to invest such Net Insurance/Condemnation Proceeds in productive assets of the general type used in the business of the Borrower and its Subsidiaries (including Permitted Acquisitions) within three hundred and sixty days of receipt of such Net Insurance/Condemnation Proceeds.

(c)                                  [Reserved].

(d)                                 Issuance of Debt.  On the date of receipt by the Borrower or any of its Subsidiaries of any net Cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1 (including, without limitation, New Term Loans incurred under this Agreement)), the Borrower shall prepay the Loans as set forth in Sections 2.14(a) in an aggregate amount equal to 100% of such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)                                  Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ended January 31, 2009), the Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.14 in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that during any period in which the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) (A) shall be 4.75:1.00 or less, the Borrower shall only be required to make such prepayment otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow and (B) shall be 3.50:1.00 or less, the Borrower shall not be required to make such prepayment otherwise required hereby.

(f)                                    Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a) through (e), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, as the case may be.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14                           Application of Prepayments.

(a)                                  Subject to the provisions of Section 2.15(i), any prepayments made by the Borrower required to be applied in accordance with this clause (a) shall be applied, other than in respect of prepayments made with the Net Asset Sale Proceeds and/or Net Insurance/Condemnation Proceeds in respect of which the Borrower shall have notified the Administrative Agent in writing (each such notice, a “Reinvestment Notice”) of its intent to reinvest such Net Asset Sale Proceeds and/or Net Insurance/Condemnation Proceeds, as applicable, in accordance with Section 2.13(a) or (b), as applicable, to repay the outstanding principal balance of the Loans, until such Loans shall have been prepaid in full.  All repayments of the Loans made pursuant to this clause (a) shall be applied first, in direct order of maturities, to any Installment that is due within the next four Fiscal Quarters after the date of such prepayment and second, on a pro rata basis to the other Installments then remaining.  Notwithstanding anything in this clause (a) to the contrary, if the Borrower shall have delivered a Reinvestment Notice with respect to any of the events which would otherwise give rise to a mandatory prepayment of the Loans pursuant to clause (a) or (b) of Section 2.13 (each, a “Reinvestment Event”), the Borrower shall be required to make a prepayment of the Loans in an amount equal to the amount that would be required to so prepay the Loans less any amounts reinvested as provided in such clause (a) or (b), as applicable, on the expiration of the reinvestment period described in such clause (a) or (b), as applicable

(b)                                 Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.17(d).

2.15                           General Provisions Regarding Payments.

(a)                                  All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)                                  The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Subject to the provisions set forth in the definition of “Interest Period” as they apply to Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)                                    [Reserved].

(g)                                 The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h)                                 [Reserved].

(i)                                     The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, subject to the Intercreditor Agreement, notwithstanding the provisions of Section 2.14(a) and clause (g) above, if an Event of Default shall have occurred and not otherwise been waived, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 8.1, shall, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i)                                     first, to pay any Secured Party Expenses then due to the Administrative Agent under the Credit Documents;

(ii)                                  second, to pay any Secured Party Expenses then due to the other Secured Parties under the Credit Documents on a ratable basis;

(iii)                               third, to pay Obligations in respect of any fees then due to the Facility Agents and the Lenders;

(iv)                              fourth, ratably to pay interest due in respect of the Loans;

(v)                                 fifth, to pay or prepay principal amounts on the Loans, and pay amounts owing in respect of Cash Management Obligations and Hedging Agreements with respect to which proceeds of Collateral, ratably to the aggregate principle amount of such loans or the obligations owing with respect to such Cash Management Obligations and Hedging Agreements, as the case may be;

(vi)                              sixth, to pay any other Obligations; and

(vii)                           seventh, to Borrower or such other Person entitled thereto under applicable law.

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i) through (vii) above the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the applicable Facility Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses.  The order of priority set forth in clauses (i) through (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or by any other Person that is not a Lender.  The order of priority set forth in clauses (i), (ii), (iii), (iv) and (v) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

2.16                           Ratable Sharing.  Subject to the Intercreditor Agreement, the Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17                           Making or Maintaining Eurodollar Rate Loans.

(a)                                  Determination of Interest Rate.  The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.”  The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b)                                 Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Payment Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(c)                                  Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline, order or Governmental Authorization (or would conflict with any such treaty, governmental rule, regulation, guideline, order or Governmental Authorization not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.17(d), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(c) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(d)                                 Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a

Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(e)                                  Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18                           Increased Costs; Capital Adequacy.

(a)                                  Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation, order or Governmental Authorization, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation, order or Governmental Authorization), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder or thereunder.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office)

with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.19                           Taxes; Withholding, etc.

(a)                                  Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)                                 Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent, the Collateral Agent, or any Lender under any of the Credit Documents:  (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent, the Collateral Agent or such Lender; (iii) except to the extent of a Tax on the overall net income of the recipient, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deduction, withholding, or payment attributable to amounts payable under this Section 2.19), the Administrative Agent, the Collateral Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided no such additional amount shall be required to be paid to any Non-US Lender under clause (iii) above in respect of U.S. federal withholding tax imposed on amounts payable to a Non-US Lender at the time such Non-US Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Credit Party with respect to such withholding tax pursuant to this Section 2.19.

(c)                                  Payment of Other Taxes.  Without limiting the provisions of paragraph (b) above, the Borrower shall timely pay Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Collateral Agent, within 10 Business Days after written demand therefor, for the full amount of any Taxes (other than a Tax on the overall net income) or Other Taxes (including such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Collateral Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(e)                                  Evidence of Exemption from U.S. Federal Withholding Tax.  To the extent it is legally entitled to do so: each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents, or (iii) to the extent such Non-US Lender is not the beneficial owner (for example, where the Non-US lender is a partnership or participating Lender granting a typical participation), two original copies of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by Form W-8ECI , W-8BEN, Certificate re Non-Bank Status or W-8BEN from each beneficial owner, as applicable.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI , or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form) or W-8IMY and the accompanying forms or certificates, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.  The Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) to the extent that the U.S. federal withholding tax results from such Non-US Lender’s failure to deliver any such form or certificate that such Non-US Lender is legally entitled to deliver.

2.20                           Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 2.17, 2.18, or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18, or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office or take other measures pursuant to this Section 2.20 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or take other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.21                           [Reserved]

2.22                           Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Sections 2.17, 2.18, or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (each, a “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and such Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Sections

2.17, 2.18, or 2.19, or otherwise as if it were a prepayment; (3) to the extent an assignment to such Replacement Lender would require the consent of the Administrative Agent under Section 10.6, such Replacement Lender shall be reasonably acceptable to the Administrative Agent; and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Term Loan Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that, if it becomes a Terminated Lender and its rights and claims are assigned hereunder to a Replacement Lender pursuant to this Section 2.22, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment Agreement; provided, however, that the failure of any Terminated Lender to execute an Assignment Agreement shall not render such assignment invalid.

2.23                           [Reserved].

2.24                           Incremental Facilities.

(a)                                  The Borrower may by written notice to the Facility Agents elect to request prior to the Term Loan Maturity Date, the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and the loans made pursuant thereto, the “New Term Loans”), by an amount not in excess of $200,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) and integral multiples of $1,000,000 in excess of that amount; provided that the Borrower shall make no more than six (6) such requests prior to the Term Loan Maturity Date.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment.  Such New Term Loan Commitments shall become effective, and such New Term Loans shall be made to the Borrower, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (2) the maturity date of the New Term Loans shall be no earlier than the Term Loan Maturity Date; (3) the New Term Loans shall not amortize earlier or in greater percentages than the Initial Term Loans; (4) in the event that the Applicable Margin (at each level), on a yield-to-maturity basis, together with any original issue discount and upfront fees (the “Applicable Yield”) for the New Term Loans is greater than the Applicable Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary such that the Applicable Margin for the Initial Term Loans plus 0.50% per annum shall be equal to the Applicable Yield for the New Term Loans; (5) after giving pro forma effect to the making of the New Term Loans, the Senior Secured Leverage Ratio shall be less than 0.25:1.00 below the level required to be in compliance with the covenant in Section 6.16; (6) the other terms of the New Term Loans, if different from the Initial Term Loans, shall be reasonably acceptable to the Administrative Agent; (7) the New Term Loans established pursuant to this Section 2.24 shall be entitled to all the benefits afforded by this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral

Documents; (8) the Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any New Term Loan Commitments, the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(c); (9) the Borrower shall make any payments required pursuant to Section 2.17(d) in connection with the New Term Loans; and (10) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.’

(b)                                 On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable New Lender shall make a New Term Loan to the Borrower in an amount equal to its applicable Loan Commitment, and (ii) each New Lender shall become a Lender hereunder with respect to its New Term Loans.

(c)                                  The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loans.

SECTION 3.                                      CONDITIONS PRECEDENT

3.1                                 Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5 of the following conditions on or before the Closing Date:

(a)                                  Credit Documents.  Subject to Section 5.15(a), the Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b)                                 Organizational Documents; Incumbency.  The Administrative Agent shall have received (i) copies of the Organizational Documents of each Credit Party, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a “long-form” good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c)                                  Organizational and Capital Structure.  The organizational structure and capital structure of the Borrower and its Subsidiaries, both before and after giving effect to the Purchase, shall be as set forth on Schedule 4.2.

(d)                                 Consummation of the Acquisition.  The Purchase shall be consummated concurrently with the occurrence of the Closing Date in accordance with the Acquisition Agreement, without amendment, modification or waiver thereof which is adverse to the Lenders in any material respect (including, without limitation, the Material Adverse Change (as defined in the Acquisition Agreement) condition set forth in the Acquisition Agreement) without the prior consent of the Administrative Agent, all as certified in the Closing Date Certificate.

(e)                                  Revolving Credit Facility.  The Administrative Agent shall have received reasonably satisfactory evidence that, concurrently with the occurrence of the Closing Date, the “Closing Date” (under and as defined in the Revolving Credit Agreement) shall have occurred and the Borrower shall have received commitments under the Revolving Credit Agreement of not less than $300,000,000.

(f)                                    Bridge Loans.  The Administrative Agent shall have received reasonably satisfactory evidence that, concurrently with the occurrence of the Closing Date, the “Closing Date” (under and as defined in the Bridge Loan Agreement) shall have occurred and the Borrower shall have received gross cash proceeds from the extensions of credit under the Bridge Loan Agreement of not less than $465,000,000.

(g)                                 Refinancing; Indebtedness.

(i)                                     The Refinancing shall have been consummated and all liens in favor of the existing lenders thereof shall have been released, in each case, to the satisfaction of the Administrative Agent; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(ii)                                  After giving effect to the Transactions, none of the Borrower or any of its Subsidiaries shall have outstanding any Indebtedness or Preferred Stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Revolving Loans, (iii) the Bridge Loans, the Indebtedness described in Sections 6.1(b) through 6.1(h) or listed on Schedule 6.1(b) and (iv) Indebtedness owed to the Borrower or any Guarantor.

(h)                                 Real Estate Assets.  In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest (subject to the Intercreditor Agreement) in certain Real Estate Assets, the Collateral Agent shall have received from the Borrower and each applicable Guarantor:

(i)                                   fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed on Schedule 8(a) to the Perfection Certificate dated as of the Closing Date (each, a “Closing Date Mortgaged Property”), together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable requirements of the appropriate Governmental Authority, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of the applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)                                opinions of Armstrong Teasedale LLP, counsel to the Credit Parties in Illinois and Nevada, and Cohen & Grigsby, counsel to the Credit Parties in Florida and Pennsylvania, with respect to the enforceability of the Mortgages to be recorded in such states and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii)                             (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), with liability amounts not less than those set forth on Schedule 3.1(h) and with respect to each After-Acquired Mortgaged Property, with liability amounts not less than the amounts set forth on Schedule 3.1(h), together with a title report issued by a title company with respect thereto, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, which Title Policy shall, (1) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (2) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies that insure against losses regardless of location or allocated value of the insured property up to the liability amount), (3) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (which endorsements may include matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (4) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent; and (B) with respect to each Closing Date Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the Title Policy/ies and endorsements contemplated above; and (C) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Government Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(iv)                              a completed Federal Emergency Management Agency standard Flood Hazard Determination with respect to each Closing Date Mortgaged Property and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to the Collateral Agent;

(v)                                 ALTA surveys of all Closing Date Mortgaged Properties, as may be reasonably required by the Collateral Agent, certified to the Collateral Agent and dated not more than thirty days prior to the Closing Date;

(vi)                              with respect to each Closing Date Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments (including, without limitation, Collateral Access Agreements and Memoranda of Leases) as necessary to consummate the transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Closing Date Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Closing Date Mortgaged Property

(vii)                           with respect to each Closing Date Mortgaged Property, copies of all leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Closing Date Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent; and

(viii)                        with respect to each Closing Date Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Authorizations applicable to such Closing Date Mortgaged Property.

provided, that to the extent the Borrower or the applicable Guarantor is unable to deliver to the Collateral Agent on the Closing Date, after using commercially reasonable efforts to do so, any of the foregoing with respect to any Closing Date Mortgaged Property, such Credit Party may deliver such documents or other items to the Collateral Agent within 60 days of the Closing Date.

(i)                                     Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest (subject to the Intercreditor Agreement) in the personal property Current Asset Collateral, the Collateral Agent shall have received:

(i)                                    evidence satisfactory to the Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligation to authenticate and deliver UCC financing statements and to execute (as applicable) and deliver originals of securities, instruments and chattel paper and any Intellectual Property Security Agreements, Deposit Account Control Agreements and Control Agreements as provided therein);

(ii)                                 a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii)                               opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party is organized, as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent.

(j)                                     Pro Forma Financial Statements.  Lenders shall have received from the Borrower (i) the Historical Financial Statements and (ii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, which pro forma financial statements shall be in form and substance satisfactory to the Administrative Agent, together with a certificate of the Borrower to the effect that such statements accurately present the estimated pro forma financial position of the Borrower and its Subsidiaries in all material respects and were prepared in good faith based on management estimates and assumptions believed to be reasonable when made.

(k)                                  Evidence of Insurance.  The Collateral Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee or mortgagee, as applicable, thereunder to the extent required under Section 5.5.

(l)                                     Opinions of Counsel to Credit Parties.  The Agents and the Lenders shall have received favorable written opinions of (i) Munger, Tolles & Olson LLP, counsel for Credit Parties, in the form of Exhibit D, (ii) Armstrong Teasedale LLP, counsel to the Credit Parties in Illinois and Nevada , (iii) Cohen & Grigsby, counsel to the Credit Parties in Florida and Pennsylvania, and (iv) Latham & Watkins, LLP, counsel to the Credit Parties in New York, in each case, as to such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

(m)                               Fees.  The Borrower shall have paid to the Joint Lead Arrangers and the Facility Agents the fees payable on the Closing Date referred to in Section 2.10.

(n)                                 Representations and Warranties.  On the Closing Date, the representations and warranties made by the Credit Parties in Sections 4.1, 4.3, 4.6, 4.16, 4.17, 4.26 and 4.27 as they relate to the Credit Parties at such time shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects.

(o)                                 Solvency Certificate.  On the Closing Date, the Administrative shall have received a Solvency Certificate from the chief financial officer of the Borrower demonstrating that after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(p)                                 Closing Date Certificate.  The Borrower shall have delivered to the Administrative Agent an original executed Closing Date Certificate, together with all attachments thereto.

(q)                                 [Reserved].

(r)                                    [Reserved]

(s)                                  Vendors.  The Administrative Agent shall have received an officer’s certificate of an Authorized Officer of each applicable Credit Party, certifying that (i) all Vendors as of the Closing Date are listed on Schedule 3.1(s), and (ii) as to each such Vendor which has a Lien on any Inventory which is included or proposed to be included in the Borrowing Base as Eligible Inventory (as defined in the Revolving Credit Agreement), that (A) attached thereto are true, correct and complete copies of all applicable Vendor Agreements between such Credit Party and such Vendor, and (B) all such Vendor Agreements are in full force and effect.

(t)                                    Patriot Act Information.  Each of the Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(u)                                 Funding Notice.  The Administrative Agent shall have received a fully executed and delivered Funding Notice.

(v)                                 No Defaults.  As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

SECTION 4.                                      REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

4.1                                 Organization; Requisite Power and Authority; Qualification.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever its ownership, operation of properties or the conduct of its business requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2                                 Capital Stock and Ownership.  The Capital Stock of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries as of the Closing Date.

4.3                                 Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4                                 No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries except, in the case of the foregoing clauses (i) and (iii) to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties or Liens created under the Revolving Credit Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5                                 Governmental Consents.  The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6                                 Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.7                                 Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Borrower and any of its Subsidiaries taken as a whole.

4.8                                 Projections.  On and as of the Closing Date, the Projections of the Borrower and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2015 (the “Projections”) are based on good faith estimates made by the management of the Borrower based on assumptions believed to be reasonable when made; provided, that it is understood and agreed that actual results of the Borrower and its subsidiaries may differ from the results projected in such Projections and that such differences may be material.

4.9                                 No Material Adverse Change.  Since January 31, 2007, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10                           Insurance.  All policies of insurance of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

4.11                           Compliance with Laws; Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws, statutes, regulations or orders (including Environmental Laws), or any applicable restrictions imposed by any Governmental Authority governing the conduct of business or ownership of property by the Borrower or any such Subsidiary, in each case, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12                           Payment of Taxes.  All material Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed and the Borrower and its Subsidiaries have duly and timely paid, collected, withheld, or remitted or caused to be duly and timely paid, collected, withheld, or remitted all material Taxes (whether or not shown on any Tax return) due and payable, collectible, withholdable or remittable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or any of its Subsidiaries has set aside on its books adequate reserves in accordance with GAAP.

4.13                           Properties.

(a)                                  Title.  Each of the Borrower and its Subsidiaries has (i) good, marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case, except for assets disposed of (or in the case of leasehold interests, where leases have expired) since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8.  Except as permitted by Section 6.2 of this Agreement, all such properties and assets are free and clear of Liens.

(b)                                 Real Estate.

(i)                                     Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in all Real Estate Assets (i) owned by any Credit Party as of the date hereof and describes the type of interest therein held by such Credit Party and whether such owned Real Estate Asset is leased by any Credit Party to any Person and if leased by any Credit Party to any Person whether the underlying lease contains any option to purchase all or any portion of such Real Estate Asset or any interest therein or contains any right of first refusal relating to any sale of such Real Estate Asset or any portion thereof or interest therein and (ii) Real Estate Assets leased, subleased or otherwise occupied or utilized by any Credit Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Credit Party and, in each of the cases described in clauses (i) and (ii) of this Section 4.13(b)(i), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the transactions.  Each agreement listed of the type described in clause (B) of the immediately preceding sentence is in full force and effect and none of the Credit Parties has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(ii)                                  No Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(iii)                               No portion of any Real Estate Asset of any Credit Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition.  No portion of any Real Estate Asset of any Credit Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.

4.14                           Environmental Matters.  Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each of the Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

4.15                           No Defaults.  Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16                           Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17                           Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

4.18                           Labor Matters.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19                           ERISA Matters.  The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit

Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.20                           Solvency.  The Credit Parties (on a consolidated basis) are and, upon the incurrence of any Obligation by the Credit Parties on any date on which this representation and warranty is made, will be Solvent.

4.21                           Intellectual Property.  The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are used in the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or its Subsidiaries except, in each case, as will not have a Material Adverse Effect.  To the knowledge of the Borrower, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all Intellectual Property), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, no claim or litigation regarding any of the foregoing is pending or threatened and, there is no infringement by third parties of any of the foregoing except, in each case, as will not have a Material Adverse Effect.

4.22                           Status as Senior Debt.  The Loans and other Obligations of the Borrower constitute senior Indebtedness of the Borrower ranking at least pari passu in right of payment with all other unsecured Indebtedness of the Borrower.

4.23                           Disclosure.  The confidential information memorandum dated June 2007 and all other information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which the same were made.  All financial projections, if any, that have been be prepared in good faith based upon assumptions believed to be reasonable at the time made and furnished to the Joint Lead Arrangers, it being understood that actual results may vary materially from financial projections.

4.24                           Use of Proceeds.  The proceeds of the Loans are being used by the Borrower (and, to the extent distributed to them by any Borrower, each other Credit Party) solely to finance the Transactions.

4.25                           Perfection of Security Interests.

(a)                                  Pledge and Security Agreement.  The Pledge and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Pledge and Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Pledge and Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Pledge and Security Agreement), the Liens created by the Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Pledge and Security Agreement Collateral (other than such Pledge and Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)                                 PTO Filing; Copyright Office Filing.  When the Pledge and Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Pledge and Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Pledge and Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c)                                  Mortgages.  Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d)                                 Valid Liens.  Each Collateral Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

4.26                           Purchase Documents; Representations and Warranties in Acquisition Agreement.  The Lenders have been furnished true and complete copies of the Acquisition Agreement and each other document listed on Schedule 4.26.  All representations and warranties of the Borrower and its Subsidiaries set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

4.27                           Anti-Terrorism Law.

(a)                                  No Credit Party and, to the knowledge of the Credit Parties, none of its Affiliates is in violation of any requirement of law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Credit Party and to the knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5.                                      AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations under the Credit Documents, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                                 Financial Statements and Other Reports.  The Borrower will deliver to the Administrative Agent and the Lenders:

(a)                                  Quarterly Financial Statements.  Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act), the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (it being understood that the information required by clause (a) may be furnished in the form of a Form 10-Q);

(b)                                 Annual Financial Statements.  Within 90 days after the end of each Fiscal Year (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act), (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of the Borrower’s Accountants and (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (it being understood that the information required by clause (b) may be furnished in the form of a Form 10-K);

(c)                                  Compliance Certificate.  Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(d)                                 Statements of Reconciliation After Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the

Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(e)                                  Notice of Default.  Promptly upon any Authorized Officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto; (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such Material Adverse Effect or Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f)                                    Notice of Litigation.  Promptly upon any Authorized Officer of the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters;

(g)                                 ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(h)                                 Financial Plan.  As soon as practicable and in any event no later than sixty days after the end of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year as approved by the board of directors of the Borrower (such approval to occur within thirty days after the end of such Fiscal Year) and each Fiscal Year (or portion thereof) thereafter through the Term Loan Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of each such Fiscal Year and (iii) forecasts demonstrating adequate liquidity through the Term Loan Maturity Date without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Administrative Agent;

(i)                                     Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

(j)                                     [Reserved];

(k)                                  Notice Regarding Yucaipa Management Agreement.  Promptly, and in any event within ten Business Days, the Yucaipa Management Agreement is terminated or amended in a manner that is materially adverse to the Borrower or such Subsidiary, as the case may be;

(l)                                     Environmental Reports and Audits.

(i)                                As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Real Estate Asset or with respect to any material Environmental Claims;

(ii)                             Promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by the Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that are reasonably likely to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)                          As soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)                         Prompt written notice describing in reasonable detail (A) any proposed Acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to (I) expose the Borrower or any of its Subsidiaries to, or result in, Environmental

Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (II) affect the ability of the Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws;

(v)                            With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.1(l);

(m)                               Information Regarding Collateral.  The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence except in compliance with Section 4.1(b) of the Security Agreement.  The Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(n)                                 Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), the Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(o)                                 [Reserved].

(p)                                 [Reserved].

(q)                                 Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, and (D) to the extent not otherwise delivered to the Administrative Agent or the Lenders pursuant to this Agreement or the other Credit Documents, copies of all financial statements, reports and notices delivered to (1) the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility

Collateral Agent or any other Revolving Credit Facility Secured Party pursuant to the Revolving Credit Documents and (2) the administrative agent under the Bridge Loan Agreement and (ii) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent, the Collateral Agent or any Lender; and

(r)                                    Certification of Public Information.  For so long as the Borrower or any of its Subsidiaries are subject to the reporting requirements of the Securities Act or the Exchange Act, concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information.  For so long as the Borrower or any of its Subsidiaries are subject to the reporting requirements of the Securities Act or the Exchange Act, any document or notice required to be delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless the Borrower specifies otherwise.  The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side Lenders.

5.2                                 Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3                                 Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).

5.4                                 Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5                                 Insurance.  The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of Lenders, as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

5.6                                 Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender, or any agents or representatives thereof, to visit and inspect any of the properties of any Credit Party and any of its Subsidiaries, to (a) inspect, copy and take extracts from its and their financial and accounting records and (b) discuss its and their affairs, finances and accounts with its and their respective officers and directors, all upon reasonable notice (except that during the continuance of an Event of Default, no such notice shall be required) and at such reasonable times during normal business hours and as often as may reasonably be requested.  The Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall cause the certified public accountants of any other Subsidiary of the Borrower, if any, to disclose to the Agents or any Lender any and all financial statements and other information of any kind, as any such Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any other Subsidiary of the Borrower.

5.7                                 Lenders’ Meetings.  The Borrower will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

5.8                                 Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA and tax laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9                                 [Reserved].

5.10                           Environmental Matters; Hazardous Activities, etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by such Credit Party or its Subsidiaries and (ii) make an appropriate response to any material Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder.

5.11                           Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of the Borrower, the Borrower shall (a) promptly (within 30 days or such later date as the Administrative Agent may agree in its sole discretion), cause such Domestic Subsidiary (other than any Immaterial Subsidiary) to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, Environmental Reports (to the extent required by the Collateral Agent) and all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h) and 3.1(i). In the event that any Person becomes a Foreign Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary are owned by any Borrower or by any Guarantor, the Borrower shall, or shall cause such Guarantor to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and the Borrower shall take, or shall cause such Guarantor to take, all of the actions referred to in Section 3.1(i) that are necessary to grant and to perfect a First Priority Lien (in the case of the Fixed Asset Collateral) and Second Priority Lien (in the case of the Current Asset Collateral) in favor of Collateral Agent, for the benefit of Secured Parties, under and to the extent required by the Pledge and Security Agreement in such ownership interests, subject to the Intercreditor Agreement.  With respect to each such Subsidiary, the Borrower shall promptly (within 30 days or such later date as the Administrative Agent may agree in its sole discretion) send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

5.12                           Additional Material Real Estate Assets.  In the event that any Credit Party owns or acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(h) and 3.1(i) with respect to each such Material Real Estate Asset (each, an “After-Acquired Mortgaged Property”) that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets subject to the Intercreditor Agreement.  In the event that the existing mortgage in favor of Wachovia Bank N.A. encumbering the property at 4250 Coral Ridge Dr., Coral Springs, Florida is released more than six months prior to the Term Loan Maturity Date, the Borrower covenants to cause to be granted in favor the Collateral Agent, for the benefit of the Secured Parties a mortgage with respect to such property and to cause to be executed and delivered within 30 days of such event all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(h) with respect to such property.  In addition to the foregoing, the Borrower shall, at the request of the Collateral Agent or the Requisite Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.13                           Further Assurances.  At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Borrower and its Subsidiaries and by all of the outstanding Capital Stock of the Borrower and the other Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.14                           Books.  Each Credit Party shall keep proper Books in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each Subsidiary.

5.15                           Cash Management.

(a)                                  Approved Deposit Accounts.

(i)                                     Within thirty (30) days after the Closing Date (provided that in the case of Enthusiast Media and its Subsidiaries, such time period shall be within ninety (90) days after the Closing Date)(or such longer period as the Agents may agree), Borrower shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to the Administrative Agent, and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such accounts, or to Borrower for deposit in accordance with Section 5.15(a)(ii), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to an Approved Deposit Account) into an Approved Deposit Account listed on Schedule 5.15(a) (such schedule to be delivered to the Administrative Agent on or before the thirtieth (30th) day (or 90th day in the case of Enthusiast Media and its Subsidiaries) after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion).  Within thirty (30) days after the Closing Date (provided that in the case of Enthusiast Media and its Subsidiaries, such time period shall be within ninety (90) days after the Closing Date)(or such longer period as the Agents may agree), Borrower shall and shall cause each other Credit Party to enter into a Deposit Account Control Agreement, reasonably satisfactory to the Administrative Agent, with respect to each Approved Deposit Account listed on Schedule 5.15(a).  The Approved Deposit Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower hereby grants a First Priority Lien to Collateral Agent.  So long as no Liquidity Event Period (as defined in the Revolving Credit Agreement) has occurred and is continuing, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in the an Approved Deposit Accounts.

(ii)                                  The Credit Parties may not establish or maintain any Deposit Account (other than Closed Accounts) other than with a Deposit Account Bank; provided, however, that each Credit Party may (x) maintain payroll, withholding tax and other fiduciary accounts, (y) maintain an account relating to earnout obligations with minority stockholders of Automotive.com, and (z) maintain other accounts as long as the aggregate balance for all such Credit Parties in all such accounts does not exceed $5,000,000 at any time.

(iii)                               The Credit Parties may close Approved Deposit Accounts and/or open Approved Deposit Accounts, subject to the execution and delivery to the Collateral Agent of appropriate Deposit Account Control Agreements (except with respect to any payroll, trust, and tax withholding accounts or unless expressly waived by the Collateral Agent) consistent with the provisions of this Section 5.15 and otherwise reasonably satisfactory to the Collateral Agent.  The Credit Parties shall furnish the Collateral Agent with prior written notice of its intention to open or close an Approved Deposit Account and the Collateral Agent shall promptly notify the Borrower as to whether the Collateral Agent shall require a Deposit Account Control Agreement with such Deposit Account Bank.  In the event (i) any Credit Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) any Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) any Agent determines in its sole discretion that the financial condition of a Deposit Account Bank has materially deteriorated, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(b)                                 [Reserved].

(c)                                  Securities Accounts.

(i)                                     The Credit Parties may not establish or maintain any Securities Account that is not a Control Account.

(ii)                                  In the event (A) any Credit Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (B) any Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (C) any Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, each Credit Party shall notify all of its obligors that were making payments to such terminated Securities Account Control Account to make all future payments to another Securities Account Control Account.

(d)                                 The requirements of this Section 5.15 shall not apply to any Foreign Subsidiary.

5.16                           Interest Rate Protection.

(a)                                  No later than the 180th day after the Closing Date, the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedge Agreements with terms and conditions acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of Loans, Bridge Loans and Permanent Financing being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

5.17                                          Post Closing Collateral Matters.

(a)                                  To the extent such items have not been delivered as of the Closing Date, Borrower shall complete the items contained on Schedule 5.17 to the satisfaction of the Collateral Agent within the time period specified on Schedule 5.17.

SECTION 6.                                      NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations under the Credit Documents, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                                 Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                                  the Obligations;

(b)                                 Indebtedness of (i) any Credit Party to any other Credit Party, (ii) any non-Credit Party to a Credit Party subject to Section 6.6(f)(iv) or (iii) any Credit Party to a non-Credit Party; provided, (x) in the case of (ii), all such Indebtedness shall be evidenced by promissory notes and all such notes shall be pledged pursuant to the Pledge and Security Agreement, and (y) in the case of (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent;

(c)                                  Indebtedness incurred by a Credit Party arising from agreements providing for indemnification, adjustment of purchase price, earn-out obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(d)                                 Indebtedness which may be deemed to exist pursuant to any guaranties (including in connection with operating lease obligations), performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e)                                  Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(f)                                    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(g)                                 guaranties by (i) any Credit Party of Indebtedness of another Credit Party, (ii) any non-Credit Party of Indebtedness of a Credit Party or (iii) a Credit Party of Indebtedness of a non-Credit Party subject to Section 6.6(f)(iv), in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(h)                                 Indebtedness existing on the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except any Permitted Refinancing thereof;

(i)                                     purchase money Indebtedness and Indebtedness with respect to Capital Leases, in each case, incurred by the Borrower or any Subsidiary to finance the acquisition of fixed assets, in an aggregate amount not to exceed $40,000,000 at any time outstanding; provided, that any such Indebtedness shall be secured only by the assets acquired in connection with the incurrence of such Indebtedness;

(j)                                     Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not to exceed the sum of $300,000,000, subject to the Intercreditor Agreement (plus any

Protective Advances (as defined in the Revolving Credit Agreement) not to exceed 5% of the borrowing base in effect from time to time) and any Permitted Refinancings;

(k)                                  Indebtedness in respect of Swap Contracts permitted or required by this Agreement and not entered into for speculative purposes;

(l)                                     Acquired Indebtedness, in an aggregate principal amount not to exceed $30,000,000 at any time outstanding, together with refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness shall not (A) be secured by any assets other than pursuant to Liens permitted by Section 6.2(o) or (B) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(m)                               any Credit Party may incur additional Indebtedness; provided that (A) immediately prior to and after giving effect to such incurrence of Indebtedness no Default has occurred and is continuing and (B) the Borrower shall be in compliance with the Incurrence Test and the covenant set forth in Section 6.16 after giving effect to such incurrence of Indebtedness.

(n)                                 Indebtedness evidenced by the Bridge Loans and Indebtedness under the Permanent Financing and, in each case, any Permitted Refinancing thereof; and

(o)                                 other Indebtedness of the Borrower and its Subsidiaries, in an aggregate principal amount not to exceed at any time $25,000,000.

6.2                                 Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)                                  Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b)                                 Liens for Taxes if obligations with respect to such Taxes are not yet over due or are being contested in good faith by appropriate actions for which reserves have been established if required by GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to such Lien;

(c)                                  statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) Business days) are not yet overdue or are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to such Lien;

(d)                                 Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)                                  easements, rights-of-way, restrictions (including, without limitation, zoning or any other similar law or right) encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) secured Indebtedness, (ii) individually or in the aggregate materially impair the value or marketability of any Real Estate Asset or (iii) individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)                                    any interest or title of a lessor or sublessor under any lease of real estate permitted under the Credit Documents;

(g)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                     licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(k)                                  Liens described in Schedule 6.2 or, solely with respect to Mortgaged Properties on a title report, in form and substance reasonably satisfactory to the Collateral Agent, delivered in connection with any Mortgaged Property;

(l)                                     Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(m)                               Liens securing Indebtedness permitted pursuant to Section 6.1(j), Indebtedness in respect of Cash Management Obligations and Obligations under Hedge Agreements permitted to be secured by the Collateral under and in accordance with the Revolving Credit Documents; provided, that such Liens shall be subject at all times to the terms of the Intercreditor Agreement;

(n)                                 Liens securing Acquired Indebtedness permitted under Section 6.1(l); provided that such Lien is as described in the proviso to the definition of “Acquired Indebtedness”;

(o)                                 (i) Vendor Liens existing on the Closing Date; and (ii) Vendor Liens arising after the Closing Date which are subject to a Vendor Intercreditor Agreement; and

(p)                                 other Liens on assets other than the Fixed Asset Collateral securing Indebtedness in an aggregate amount not to exceed $15,000,000 at any time outstanding;

provided however, in the case of any Mortgaged Property, only those Liens described in clauses (a), (b), (c), (e), (f), (k) and (m) shall be permitted.

6.3                                 [Reserved].

6.4                                 Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)                                  Restricted Junior Payments by any Subsidiary of the Borrower to any Borrower, any Guarantor or wholly owned subsidiary of the Borrower;

(b)                                 dividends and distributions declared and paid on the common Capital Stock of the Borrower and payable only in common Capital Stock of the Borrower;

(c)                                  so long as no Default or Event of Default has occurred and is continuing, the Borrower may purchase the Borrower’s Capital Stock from present or former employees, directors, officers or members of management (or the estate, family members, spouse or former spouse of any of the foregoing) upon the death, disability or termination of employment of such Person; provided, that the aggregate amount of Restricted Junior Payments permitted pursuant to this clause (d) shall not exceed $5,000,000 in any Fiscal Year; and

(d)                                 Restricted Junior Payments constituting (x) any payments made pursuant to the exercise of the Automotive.com Put/Call Option or the closing of the share purchase pursuant thereto or (y) the purchase of minority interests in non-wholly owned Subsidiaries pursuant to customary put arrangements, drag-along provisions or rights of first refusal contained in shareholder agreements; provided that either (i) immediately following such purchase, such Subsidiary becomes a Guarantor and the Borrower and such Subsidiary complies with the requirements of Sections 5.11 and 5.12 or (ii) the amount of such Restricted Junior Payment under this clause (d) is permitted to be made as an Investment pursuant to Section 6.6(f)(iv).

6.5                                 Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) of Vendors in the ordinary course and (v) in the Revolving Credit Agreement and the Bridge Loan Agreement, in each case as in effect on the date hereof and any Permanent Financing.

6.6                                 Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)                                  Investments in Cash and Cash Equivalents; provided, that to the extent such Investments are held by a Borrower or a Guarantor, such Investments shall be maintained in an Approved Deposit Account or Control Account to the extent required by Section 5.15;

(b)                                 equity Investments owned as of the Closing Date in any Subsidiary and other Investments outstanding on the Closing Date, in each case, as described in Schedule 6.6;

(c)                                  Investments (i) in any Securities received in satisfaction or partial satisfaction of the obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(d)                                 intercompany loans to the extent permitted under Section 6.1(b);

(e)                                  loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business as presently conducted (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) in an aggregate principal amount not to exceed $2,500,000 in the aggregate at any time;

(f)                                    Investments made after the Closing Date by (i) any Credit Party in another Credit Party; (ii) any Credit Party in connection with Permitted Acquisitions permitted pursuant to Section 6.8(e); (iii) any non-Credit Party in any Credit Party; or (iv) any Credit Party in a non-Credit Party; provided, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iv) shall not exceed $10,000,000 at any time;

(g)                                 Investments permitted pursuant to Section 6.1(f);

(h)                                 Permitted Acquisitions permitted by Section 6.8(e);

(i)                                     Investments in connection with Swap Contracts permitted under this Agreement;

(j)                                     other Investments in an aggregate amount not to exceed at any time $20,000,000;

(k)                                  prepaid royalties to content providers in the ordinary course of business, to the extent such amounts may be characterized as Investments; and

(l)                                     payments to Automotive.com pursuant to the Automotive.com Stock Purchase Agreement and any Automotive.com Earn-Out Obligation, to the extent such payments may be deemed Investments after giving effect to the Automotive.com Put/Call Option.

6.7                                 [Reserved].

6.8                                 Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                                  any Subsidiary (i) may be merged with or into any Borrower or any Guarantor or any other wholly owned Subsidiary, (ii) may be liquidated, wound up or dissolved, or all or any part of its business, property or assets conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Guarantor, (iii) may be converted from one form of business organization to another form of business organization or (iv) that is a Foreign Subsidiary may engage with another Foreign Subsidiary in any transaction described in clause (i) or (ii) above; provided, in the case of such a merger (other than in the case of a merger between Immaterial Subsidiaries and/or Foreign Subsidiaries), the Borrower or such Guarantor, as applicable shall be the continuing or surviving Person; provided further, that in the case of any such transaction pursuant to clause (iii) above where the surviving corporation is a Credit Party organized in a state other than Delaware, such surviving Person shall deliver a certificate of an Authorized Officer and, if requested by the Administrative Agent, a legal opinion affirming the validity of its Guarantee and its Lien or its Collateral supporting the Obligations;

(b)                                 sales or other dispositions of assets that do not constitute Asset Sales;

(c)                                  Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $20,000,000; provided (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the management of the Borrower), (y) no less than 75% thereof shall be paid in Cash and (z) in the case of an Asset Sale of Fixed Asset Collateral, the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(d)                                 disposals of obsolete, worn out or surplus property, restrictive or custom items, defective goods or goods returned or rejected by customers (except as may be repackaged or otherwise prepared for sale), in each case, in the ordinary course of business;

(e)                                  Permitted Acquisitions, the Acquisition Consideration for which constitutes less than $100,000,000 in the aggregate in any Fiscal Year; provided (x) not more $25,000,000 of Acquisition Consideration, in the aggregate in any Fiscal Year shall be permitted to be used to acquire

Persons that, once acquired, would constitute non-Credit Parties, (y) the Credit Parties shall have complied with the requirements of Sections 5.11, 5.12 and 5.14 within 30 days after the consummation of such Permitted Acquisition and (z) that on a pro forma basis for such Permitted Acquisition, the Borrower shall be in compliance with the covenant set forth in Section 6.16;

(f)                                    other Investments made in accordance with Section 6.6; and

(g)                                 Permitted Asset Swaps.

6.9                                 Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law; in each case, except for pledges of such Capital Stock to the Collateral Agent and, subject to the Intercreditor Agreement, the Revolving Credit Facility Collateral Agent.

6.10                           Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease (each such transaction a “Sale and Leaseback Transaction”), in each case, unless such transaction or arrangement complies with Sections 6.1, 6.2 and 6.8.

6.11                           Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any shareholder owning more than 5% of the common stock of the Borrower, Affiliate of the Borrower or such Subsidiaries on terms that are less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a shareholder or Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between the Borrower and any Guarantor or between Guarantors; (b) any transaction between Subsidiaries that are not Guarantors, (c) any transaction permitted by Section 6.8(a), (d) reasonable or customary indemnification and compensation arrangements for members of the board of directors (or similar governing body), officers and other employees of the Borrower and its Subsidiaries, including, without limitation, transaction-specific director fees and retirement, health, stock option and other benefit plans and arrangements, provided that in the case of the officers and directors, a majority of the disinterested directors or a committee of the board of directors composed entirely of disinterested directors shall approve such transaction; (e) management, consulting, monitoring, transaction and advisory fees and related expenses payable to Yucaipa or one of its Affiliates in an aggregate amount in any Fiscal Year not in excess of the sum of (i) $1,000,000 in respect of annual management fees, plus (ii) any deferred fees (to the extent such fees were within such amount in clause (i) above originally), plus (iii) 1.0% of the value of transactions with respect to which Yucaipa or its Affiliates provides any transaction, advisory or other services, plus (iv) the amount of all reasonable out-of-pocket expenses related thereto and unpaid amounts accrued for prior periods, and (f) transactions in the ordinary course of business consistent with past practices with Automotive.com.

6.12                           Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or lines of business other than those reasonably related to the businesses or lines of business engaged in by the Credit Parties on the Closing Date.

6.13                           Limitation on Issuance of Subsidiary Capital Stock.  With respect any Subsidiary, issue any Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Capital Stock, except (i) for stock splits, stock dividends and additional issuances of Qualified Capital Stock which do not decrease the percentage ownership of such Borrower or any Subsidiaries in any class of the Qualified Capital Stock of such Subsidiary and (ii) Subsidiaries of the Borrower formed after the Closing Date in accordance with Section 6.14 may issue Qualified Capital Stock to the Borrower or Guarantor which is to own such Qualified Capital Stock.  All Capital Stock issued in accordance with this Section 6.13 shall, to the extent required by Sections 5.11 and 5.12 or the Pledge and Security Agreement or if such Capital Stock is issued by the Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

6.14                           Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.  Directly or indirectly:

(a)                                  make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Bridge Loans, any Indebtedness constituting a Permanent Financing or any other subordinated Indebtedness or repayment of Bridge Loans prior to the Final Maturity Date (as defined in the Bridge Loan Documents), except the prepayment or repayment of the Bridge Loans pursuant to a Permanent Financing;

(b)                                 amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any document governing any Material Indebtedness (other than any Revolving Credit Document, which may be amended or modified in accordance with the Intercreditor Agreement) in any manner that is adverse in any material respect to the interests of the Lenders; and

(c)                                  terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Pledge and Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Capital Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders and terminations, amendments or modifications of Organizational Documents in connection with transactions permitted by Section 6.8(a); provided that the Borrower may issue such Capital Stock, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Capital Stock.

6.15                           Accounting Changes; Fiscal Year.  Except as disclosed to the Lenders and the Administrative Agent or as otherwise approved by the Administrative Agent, no Credit Party shall, nor shall it permit any of its Subsidiaries to change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any applicable requirements of law or (b) Fiscal Year-end from January 31.

6.16                           Financial Covenant.  At the end of each Fiscal Quarter ending on any date set forth below, permit the Senior Secured Leverage Ratio, based on the trailing twelve months ending as of such date, to be greater than the ratio set forth below opposite such date:

Period	Senior Secured Leverage Ratio

October 31, 2007	5.50:1.0
January 31, 2008	5.50:1.0
April 30, 2008	5.50:1.0
July 31, 2008	5.50:1.0
October 31, 2008	5.50:1.0
January 31, 2009	5.50:1.0
April 30, 2009	5.50:1.0
July 31, 2009	5.25:1.0
October 31, 2009	5.25:1.0
January 31, 2010	5.00:1.0
April 30, 2010	5.00:1.0
July 31, 2010	4.75:1.0
October 31, 2010	4.75:1.0
January 31, 2011 and thereafter.	4.50:1.0

SECTION 7.                                      GUARANTY

7.1                                 Guaranty of the Obligations.  Subject to the provisions of Section 7.2, to induce the Lenders to make the Loans, each Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the due and punctual payment in full when due of all Obligations, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, or any applicable provisions of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection (collectively, the “Guaranteed Obligations”).  This Guaranty constitutes a guaranty of payment and not of collection.

7.2                                 Limitation of Guaranty.  Any term or provision of this Section 7 or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations for which any Guarantor shall be liable shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Section 7 or any other Credit Document, as it relates to such

Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable law, (ii) this Section 7.2(b) or (iii) any other Contractual Obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of Obligations arising under this Section 7.2 or other guaranties of the Obligations of the Borrower by such parties.

7.3                                 Contribution.  To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Credit Documents and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors at the date enforcement hereunder is sought.

7.4                                 Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                  this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid and without limiting the generality of the foregoing, if any Secured Party is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent with the applicable Credit Document or the applicable Related Obligation Document and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Related Obligation Documents; and

(f)                                    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Related Obligation Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Credit Documents, any of the Related Obligation Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Related Obligation Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Related Obligation Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of, or any failure of priority of, a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5                                 Waivers by Guarantors.  Each Guarantor hereby waives to the fullest extent permissible under applicable law, for the benefit of Secured Parties:  (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior by such Secured Party which amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the other Credit Documents, the Related Obligation Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6                                 Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  In addition, until the Guaranteed Obligations shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.3.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor (including any Guarantor).  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7                                 Subordination of Other Obligations.  Any Indebtedness of any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8                                 Continuing Guaranty.  To the fullest extent permitted under applicable law, this Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  To the fullest extent permitted under applicable law, each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9                                 Authority of Guarantors.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10                           Financial Condition of the Borrower.  Any Credit Extension may be made to the Borrower or continued from time to time, and any Related Obligation Documents may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Related Obligation Document is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower.  Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Related Obligation Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.  In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

7.11                           Default, Remedies.  The Obligations of each Guarantor hereunder are independent of and separate from Guaranteed Obligations.  If any Obligation of the Borrower is not paid when due, or upon any Event of Default hereunder or upon any default by the Borrower as provided in any other Credit Document or Related Obligation Document, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations of the Borrower then due, without first proceeding against the Borrower or any other guarantor (including the Guarantors) of the Guaranteed Obligations, or against any Collateral under the Credit Documents or joining the Borrower or any other guarantor (including the Guarantors) in any proceeding against any Guarantor.  At any time after maturity of the Guaranteed Obligations, the Administrative Agent may (unless the Guaranteed Obligations have been paid in full), without notice to any Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Obligations (a) any indebtedness due or to become due from any Secured Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Secured Party or any of its respective Affiliates.

7.12                           Bankruptcy, etc.

(a)                                  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.13                           Waiver of Judicial Bond.  To the fullest extent permitted by applicable law, the Guarantor waives the requirement to post any bond that otherwise may be required of any Secured Party in connection with any judicial proceeding to enforce such Secured Party’s rights to payment hereunder, security interest in or other rights to the Collateral or in connection with any other legal or equitable action or proceeding arising out of, in connection with, or related to this Guaranty and the Credit Documents or Related Obligation Documents to which it is a party.

7.14                           Discharge of Guaranty upon Sale of Guarantor.  If the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof and such Guarantor shall no longer be a Subsidiary of the Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or other disposition.

SECTION 8.                                      EVENTS OF DEFAULT

8.1                                 Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                                  Failure to Make Payments When Due.  Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder (including reimbursement of Secured Party Expenses) within five Business Days after the date due; or

(b)                                 Default in Other Agreements.  (i) Failure of the Borrower or any Subsidiary to pay when due (after any applicable grace periods) any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $10,000,000 or more or with an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by the Borrower or any Subsidiary with respect to any other term of (A) one or more items of Indebtedness for borrowed money in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) an “Event of Default” as defined in the Revolving Credit Agreement shall occur or (iv) any event of default or termination event under any Swap Contract to which the Borrower or any Subsidiary is a party which results in the termination or unwinding of such Swap Contract and the Swap Termination Value owed by such Person in respect of such Swap Contract exceeds $10,000,000 individually or $20,000,000 in the aggregate for all such Swap Contracts; or

(c)                                  Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, clauses (e) or (h) of Section 5.1, Section 5.2 or Section 6; or

(d)                                 Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or certificate given by any Credit Party in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Credit Documents.  Any of the Borrower or the Subsidiaries shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of the Borrower or the Subsidiaries becoming aware of such default or (ii) receipt by the Borrower of notice from any Agent or any Lender of such default; or

(f)                                    Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of the Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of the Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of the Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)                                 Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) The Borrower or any of the Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of the Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)                                 Judgments and Attachments.  Any judgment, writ, order or warrant of attachment or similar process (i) involving, in the case of any monetary judgment, in any individual case an amount in excess of $10,000,000 or in the aggregate at any time an amount in excess of $20,000,000 or (ii) that, in any other case, could reasonably be expected to have a Material Adverse Effect, in each case, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against the Borrower or any Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)                                     Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in excess of $10,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest on any assets of the Borrower or its Subsidiaries.

(j)                                     Environmental Matters.  One or more of the Borrower and the Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and the Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material and, in connection with all the foregoing, the Borrower or any Subsidiary of the Borrower is likely to incur liabilities, costs and expenses in excess of $10,000,000 individually and $15,000,000 in the aggregate, that were not reflected in the Projections or the financial statements or Projections delivered pursuant to Section 3.1(j) prior to the date hereof; or

(k)                                  Guaranties, Collateral Documents and Other Credit Documents.  At any time after the execution and delivery thereof:

(i)                                     any of the Guaranty of any Guarantor (other than any Guarantor that would constitute an Immaterial Subsidiary) for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any such Guarantor shall repudiate its obligations thereunder;

(ii)                                  this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control;

(iii)                               the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral, having a value (in the aggregate for all such Collateral) in excess of $5,000,000, purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control; or

(iv)                              any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(l)                                     Change of Control.  A Change of Control shall occur;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to a Borrower, automatically, and (2) upon the occurrence of any other Event of Default, at the election of the Administrative Agent or at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:  (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (B) the Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents;

8.2                                 [Reserved].

8.3                                 Rescission.  If at any time after the acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.5, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 9.                                      AGENTS

9.1                                 Appointment of Agents; Authorization.

(a)                                  JPMCB is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes JPMCB to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents.  CNAI is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes CNAI to act as the Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its respective capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of the Agents, the Lenders and no Credit Party or any of their Subsidiaries or Affiliates shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries or Affiliates.  None of the Joint Lead Arrangers shall have any obligations or duties whatsoever under this Agreement or the other Credit Documents and shall incur no liability hereunder or thereunder in such capacity.

(b)                                 Each Lender hereby acknowledges the appointment of CNAI as the Collateral Agent, and hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise all rights, powers and remedies that the Collateral Agent may have under the Collateral Documents and the Intercreditor Agreement, including, without limitation, incurring and paying such Secured Party Expenses as the Administrative Agent or Collateral Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Credit Documents.

9.2                                 Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Facility Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3                                 General Immunity.

(a)                                  No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, legality, validity, enforceability, collectability or sufficiency of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with this Agreement, or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party, in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the financial condition of any Credit Party or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)                                 Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  As to any matters not expressly provided for by this Agreement and the other Credit Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the Intercreditor Agreement or applicable law.  Each Agent agrees to give to each Lender prompt notice of each notice given to it by any Credit Party pursuant to the terms of this Agreement or the other Credit Documents.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including the Register, and shall be entitled to rely and shall be protected in relying on opinions, judgments and advice (in good faith) of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) none of the Lenders shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); (iii) the Administrative Agent may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6; and (iv) no Agent makes any warranty or representation to any Lender in connection with this Agreement or any other Credit Documents.

(c)                                  Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties, the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender, other Agent or any other Person and no Credit Party, Lender, other Agent or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4                                 Facility Agents Entitled to Act as Lenders.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Facility Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Facility Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lenders,” “Requisite Lenders” and similar terms shall, unless the context clearly otherwise indicates, include each Facility Agent in its individual capacity as a Lender or as one of the Requisite Lenders.  Any Facility Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any Subsidiary for services in connection herewith and otherwise without having to account for the same to Lenders, or the other Facility Agents.

9.5                                 Representations, Warranties and Acknowledgment by Lenders.

(a)                                  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own independent appraisal, without reliance upon any Facility Agent, any other Lender, of the creditworthiness of the Borrower and its Subsidiaries.  No Facility Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Facility Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement or an Assignment and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Facility Agent, the Requisite Lenders, the Lenders, as applicable on the Closing Date.

9.6                                 Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.  Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Credit Documents, to the extent that the Agents are not reimbursed for such expenses by the Borrower or another Credit Party.

9.7                                 Successor Facility Agents.

(a)                                  Each of the Administrative Agent and the Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to other Agent, the Lenders and the Borrower, and each such Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Facility Agents and signed by Requisite Lenders.

(i)                                     Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon 5 Business Days’ notice to the Borrower, to appoint a successor Administrative Agent or Collateral Agent, as applicable.  If no such successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint an applicable successor Agent selected from among the Lenders.

(ii)                                  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as the case maybe, hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (A) in the case of the Administrative Agent, (I) transfer to such successor Administrative Agent all sums held by it under the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents and (II) take such other actions, as may be necessary or appropriate in connection therewith, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (B) in the case of the Collateral Agent, (I) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents and (II) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder.

(iii)                               After any retiring or removed Agent’s resignation or removal hereunder as such Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent hereunder.  Any resignation or removal of CNAI or its successor as Administrative Agent or Collateral Agent, as the case may be, pursuant to this Section shall also constitute the resignation or removal of CNAI or its successor as Collateral Agent or Administrative Agent, respectively, and any successor Administrative Agent or Collateral Agent, as the case may be, appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent or Administrative Agent, respectively, for all purposes hereunder.

(b)                                 The Syndication Agent may resign as Syndication Agent upon 30 days’ notice to the other Facility Agents and the Lenders; provided that upon the effectiveness of such resignation, each reference in this Agreement to the Syndication Agent shall be deemed to be a reference to the Administrative Agent.

9.8                                 Collateral Documents and Guaranty.

(a)                                  Agents Under Collateral Documents and Guaranty.

(i)          Each Lender hereby further authorizes the Administrative Agent and the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.

(ii)         Each Lender agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Term Loan Facility.

(iii)        Each Lender agrees that any action taken by the Collateral Agent in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the other Secured Parties.  Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Collateral and with the Collateral Documents, (B) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of the Subsidiaries, (C) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Administrative Agent and each Lender to act as collateral sub-agent for the Agents, the Lenders, and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Credit Party with, and cash and Cash Equivalents held by, an Agent or such Lender, (D) manage, supervise and otherwise deal with the Collateral, (E) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, and (F) except as may be otherwise specifically restricted by the terms hereof or of any other Credit Document (including the Intercreditor Agreement), upon receipt of instructions from the Administrative Agent, exercise all remedies given to any Agent, the Lenders, and the other Secured Parties with respect to the Collateral under the Credit Documents relating thereto, applicable law or otherwise.

(b)        Certain Releases.  Subject to the Intercreditor Agreement, each of the Lenders hereby:

(i)         consents to the release and hereby directs, in accordance with the terms hereof, the Collateral Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Collateral Agent for the benefit of the Lenders against any of the following:

(A)          all of the Collateral and all Credit Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(B)           any assets that are subject to a Lien permitted by Sections 6.2(m), (n) and (o); and

(C)           any part of the Collateral sold or disposed of by a Credit Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

(ii)            directs, in accordance with the terms hereof, the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(iii)          directs the Agents to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.8(b) promptly upon the effectiveness of any such release.

(c)           Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(d)           Intercreditor Agreement.  Each Lender hereby acknowledges that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Agents and agrees to comply with the terms thereof (which terms are incorporated herein by reference in their entirety) as if such Lender were a direct signatory thereto.

9.9           Approved Electronic Communications.

(a)           Each of the Lenders, the Borrower and each Guarantor agrees that the Agents may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agents to be their electronic transmission system (the “Platform”).

(b)           Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agents from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, the Borrower and each Guarantor agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, Lenders, the Borrower and each Guarantor hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

(c)           THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.”  NONE OF THE AGENTS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(d)           Each of the Lenders, the Borrower and each Guarantor agrees that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with such Agent’s generally-applicable document retention procedures and policies.

9.10         Collateral Matters Relating to Related Obligations.  The benefit of the Credit Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation arising under any Hedge Agreement or any Cash Management Obligation or that is otherwise owed to Persons other than the Facility Agents and the Lenders (collectively, “Related Obligations”) solely on the condition and understanding, as among the Facility Agents and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Credit Documents and the Collateral to the extent expressly set forth in this Agreement and the other Credit Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but each Facility Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Credit Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Credit Documents, by any Facility Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, and other Obligations to it arising under this Agreement or the other Credit Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Facility Agents and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Credit Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.4 and then only to the extent such right is exercised in compliance with Section 2.16.

9.11         Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of any Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties applicable thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

SECTION 10.                  MISCELLANEOUS

10.1         Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, any Agent, or any Lender, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, as may be otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed, sent by telefacsimile, United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, telex or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b)           Electronic Communications.  Notwithstanding clause (a) above (unless the Administrative Agent requests that the provisions of clause (a) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means the Credit Parties shall deliver all Approved Electronic Communications to the Administrative Agent or other applicable Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower.  Nothing in this clause (b) shall prejudice the right of any Agent or any Lender to deliver any Approved Electronic Communication to any Credit Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.  Notices and other communications delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 9.9 to be delivered thereunder) shall be effective when such notice or other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Platform.

10.2        Expenses.

(a)           From and after the Closing Date, the Borrower agrees upon demand to pay, or reimburse each Facility Agent for, all of each Facility Agent’s reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of (x) one primary counsel to the Facility Agents and (y) not more than one counsel to the Facility Agents in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), internal per diem field examination costs, the reasonable fees and expenses of appraisers, auditors, insurance advisors, environmental advisors, accountants, and consultants advising the Facility Agents, reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by any Facility Agent in connection with any of the following:  (i) the Administrative Agent’s audit and investigation of the Borrower and the Subsidiaries in connection with the preparation, negotiation or execution of any Credit Document or the Administrative Agent’s periodic audits of the Borrower or any of the Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement, any Credit Document, or the making of the Credit Extensions hereunder, (iii) the creation, perfection or protection of the Liens under any Credit Document (including any reasonable fees, disbursements and expenses for local counsel in appropriate jurisdictions), (iv) the ongoing administration of this Agreement and the Credit Extensions, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of the Facility Agents hereunder and under the other Credit Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Credit Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Purchase, the Related Agreements, the Related Obligation Documents, this Agreement or any other Credit Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Facility Agent is served or deposition or other proceeding in which any Facility Agent is called to testify, in each case, relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Purchase, the Related Agreements, the Related Obligation Documents, this Agreement or any other Credit Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Credit Document or the preparation, negotiation and execution of the same.

(b)           The Borrower further agrees to pay or reimburse each Facility Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including costs of settlement) (which shall be limited to the reasonable attorneys’ fees of (x) Cahill Gordon & Reindel LLP, counsel to the Facility Agents, (y) one primary counsel to the Lenders, (z) special counsel to the Facility Agents, the Lenders in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), the interests of any Lender, or any group of Lenders (other than all the Lenders) are distinctly or disproportionately affected, one additional counsel for each such Lender or group of Lenders), incurred by the Facility Agents, such Lenders in connection with any of the following:  (i) in enforcing any Credit Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Credit Party, any of the Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Credit Document, any Related Agreement or any Related Obligation Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

10.3        Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Facility Agent, and each Lender and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Facility Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent a court of competent jurisdiction that such Indemnified Liabilities have been incurred by reason of the gross negligence or willful misconduct by such Indemnitee, or a breach in bad faith by such Indemnitee of its obligations under the Credit Documents.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender and each Facility Agent, and each of their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement,) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)           Each Credit Party agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.3) or any other Credit Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

(d)           IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY CREDIT PARTY, LENDER, OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.4         Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the Intercreditor Agreement, upon the occurrence of any Event of Default each Lender, and each Facility Agent is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Facility Agent to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Person hereunder, and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Person shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5        Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Except as expressly provided otherwise in the Intercreditor Agreement and subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of this Agreement or the Intercreditor Agreement or the Pledge and Security Agreement, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided, that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any minor ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)          [Reserved];

(iv)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or any premium payable hereunder;

(v)           extend the time for payment of any such interest or fees;

(vi)          reduce the principal amount of any Loan;

(vii)         amend Section 2.16 or Section 2.24;

(viii)        amend this Section 10.5 or the definition of “Requisite Lenders,” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, as applicable, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders,” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Initial Term Loan are included on the Closing Date;

(ix)           release all or substantially all of the Collateral or any Guarantor (other than any Guarantor that constitutes an Immaterial Subsidiary) from the Guaranty except as expressly provided in the Credit Documents;

(x)            consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or

(xi)           alter the order of priority of application of proceeds set forth in Section 2.15(i).

(c)           Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Facility Agent, or any other provision hereof as the same applies to the rights or obligations of any Facility Agent, in each case without the consent of such Facility Agent in addition to the consent of Requisite Lenders and the Administrative Agent.

(d)           Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6        Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  The Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 10.6(d), together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment.  Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a

Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Loans owing to it or other Obligations:

(i)            to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and Administrative Agent; and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and Administrative Agent and (except in the case of assignments made by or to any Facility Agent or their respective Affiliates), consented to by each of the Borrower, the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Borrower, required in connection with the primary syndication or at any time a Default exists); provided, further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof (or such lesser amount as may be agreed to by the Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender).

(d)           Mechanics.  Assignments and assumptions of Loans shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c).  On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Initial Term Loan, whether such interest accrued before or after the applicable Assignment Effective Date.

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)            Effect of Assignment.  On and after the applicable Assignment Effective Date, upon the recording of such Assignment Agreement in the Register and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Credit Documents have been assigned to such assignee pursuant to such Assignment Agreement, have the rights and obligations of a Lender (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto) relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Credit Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under the Credit Documents, such Lender shall cease to be a party hereto).

(g)           Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of their Affiliates) in all or any part of its Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(h)           Participant’s Right.  The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(d), 2.18, or 2.19 (subject to the requirements and limitations of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant except to the extent that the entitlement to any greater payment results from any change in law after the participant becomes a participant.

(i)            Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

10.7         Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8         Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(d), 2.18, 2.19, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9         No Waiver; Remedies Cumulative.  No failure or delay on the part of any Facility Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Facility Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Related Obligation Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10       Marshalling; Payments Set Aside.  Neither any Facility Agent nor any Lender nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to any Facility Agent or any Lender (or to the Administrative Agent, on behalf of any such Person), or any Facility Agent or Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11       Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12       Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Loans of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13       Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15       Consent to Jurisdiction; Service of Process.  Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the each Credit Party and each other party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.  By executing and delivering this agreement, each Credit Party agrees that (i) service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Credit Party at its address provided in accordance with section 10.1, (ii) service as provided in accordance with the preceding clause (i) is sufficient to confer personal jurisdiction over the applicable Credit Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (iii) the Facility Agents and the Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any Credit Party in the courts of any other jurisdiction.

10.16       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER

ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17       Confidentiality.  Each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Related Obligation Documents (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Facility Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18       Entire Agreement.  This Agreement, together with all of the other Credit Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  In the event of any conflict between the terms of this Agreement and any other Credit Document (other than the Intercreditor Agreement), the terms of this Agreement shall govern.  This Agreement and each other Credit Document are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Credit Document, the terms of Intercreditor Agreement shall govern.

10.19       Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

10.20       Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21       Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.22       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23       Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SOURCE INTERLINK COMPANIES, INC., as the Borrower

By:
Name:
Title:

[Each of the Guarantors], as a Guarantor

By:
Name:
Title:

B-1

CITICORP NORTH AMERICA, INC., as Administrative Agent, Collateral Agent, and Lender

By:
Name:
Title:

B-2